Exhibit 4.2

TRINSEO LUXCO FINANCE SPV S.À R.L.

and

TRINSEO NA FINANCE SPV LLC,

as Issuers,

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE BANK OF NEW YORK MELLON
as Trustee

and

ALTER DOMUS (US) LLC
as Collateral Agent

7.625% Second Lien Senior Secured Notes due 2029

INDENTURE

Dated as of January 17, 2025

Table of Contents

-i-

-ii-

-iii-

SCHEDULE I	Foreign Guarantee Limitations
SCHEDULE II	Triggering Events

EXHIBIT A	Form of Global Restricted Note
EXHIBIT B	Form of Supplemental Indenture to Add Guarantors

-iv-

SECOND LIEN INDENTURE dated as of January 17, 2025, among TRINSEO LUXCO FINANCE SPV S.À R.L., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B279526 (the “Company”), TRINSEO NA FINANCE SPV LLC, a Delaware limited liability company (“Trinseo Finance” and, together with the Company, the “Issuers”), the Guarantors (as defined herein) from time to time party hereto, THE BANK OF NEW YORK MELLON, as trustee (in such capacity, the “Trustee”) and Alter Domus (US) LLC, as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of their $379,494,400 aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2029, issued on the date hereof (the “Initial Notes”) (the Initial Notes and any Additional Notes are collectively referred to as the “Notes”);

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of the Issuers and (ii) to make this Indenture a valid agreement of the Issuers have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1.       Definitions

“2025 Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, by and among Deutsche Bank AG New York Branch, as the administrative agent and collateral agent for the lenders under the Superpriority RCF Credit Agreement, the collateral agent under the OpCo Credit Agreement, Alter Domus (US) LLC in its capacity as collateral agent under the Super HoldCo Credit Agreement and the Collateral Agent (which shall be in form substance reasonably satisfactory to the Requisite Supporting Noteholders under, and as defined in, the Transaction Support Agreement), as amended, amended and restated, modified or supplemented from time to time.

“2025 Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December 9, 2024, by and among Trinseo PLC, certain Subsidiaries of Trinseo PLC party thereto and the Supporting Creditors (as defined therein) party thereto from time to time.

“2025 Transactions” means “Transactions” as defined in the 2025 Transaction Support Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.1 hereof.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AI” means an “accredited investor” as described in Rule 501(a)(4) under the Securities Act.

“Altuglas” means Altuglas LLC, a Delaware limited liability company.

“Altuglas IP License Agreement” has the meaning set forth in the definition of Specified IP License Agreements.

“Amended and Restated Specified IP License Agreements” means, collectively, (i) the Amended and Restated Technology License Agreement dated January 17, 2025, entered into between Trinseo Europe, as licensor, and Altuglas, as licensee, which amends and replaces the Altuglas IP License Agreement and (ii) the Amended and Restated Technology License Agreement dated January 17, 2025, entered into between Trinseo Europe, as licensor, and Aristech, as licensee, which amends and replaces the Aristech IP License Agreement.

“Americas Styrenics” means Americas Styrenics LLC, a Delaware limited liability company.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to Trinseo PLC or its Subsidiaries by virtue of such Person being organized or operating in such jurisdiction.

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a)             the present value at such redemption date of (i) the redemption price of such Note at January 17, 2026 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.7(b) (excluding accrued but unpaid interest)) plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(b)             the then outstanding principal amount of such Note at such redemption date;

in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate; provided, that such calculation shall not be the duty or obligation of the Trustee.

“Approved Bank” has the meaning provided in clause (3) of the definition of “Cash Equivalents.”

“Aristech” means Aristech Surfaces LLC, a Kentucky limited liability company.

“Aristech IP License Agreement” has the meaning set forth in the definition of Specified IP License Agreements.

“Associate” means (i) any Person of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (1) with respect to any corporation or limited liability company, the board of directors or managers, as applicable, of the corporation or the limited liability company, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary (or equivalent) of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or Place of Payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Capitalized Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Cash Equivalents” means any of the following types of Investments:

(1)             Dollars held by the Note Parties from time to time in the ordinary course of business;

(2)             readily marketable obligations issued or directly and fully Guaranteed or insured by the United States government or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than 24 months from the date of acquisition;

(3)             certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any commercial bank or trust company bank that is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, and (b) has combined capital and surplus in excess of $100,000,000 (any such Persons being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(4)             repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Approved Bank;

(5)             commercial paper and variable or fixed rate notes rated at the time of acquisition thereof at least “A-2” (or the equivalent thereof by S&P) or “P-2” (or the equivalent thereof by Moody’s) or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization (if both of the two named rating agencies cease publishing ratings of investments) or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within 24 months after the date of acquisition thereof;

(6)             readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America having an investment grade rating from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than 24 months from the date of acquisition;

(7)             bills of exchange issued in the United States eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(8)             Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA– (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

“Cash Management Practices” means (a) the ordinary course cash management practices of Trinseo Holdings and its Subsidiaries as in effect prior to the Issue Date, including with respect to the ordinary course cash management practices related to the funding, sweeping or transferring of cash in accordance with that certain Amended and Restated Cash Pooling Agreement, dated as of May 22, 2023 and effective as of December 31, 2022 and (b) capital contributions made by or to Trinseo Holdings and its Subsidiaries to satisfy minimum capitalization or solvency requirements under local law, provided that such contribution must be made for legitimate business purposes and not made for the purposes of adversely affecting the credit position of the Holders.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, electronic funds transfer services, overdraft facilities, credit card processing or credit or debit card, purchase card, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(1)             the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company unless the Permitted Holders have, at such time, the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Company; or

(2)             the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Clearstream” means Clearstream Banking, S.A. or any successor securities clearing agency.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning ascribed to it in the Security Agreement.

“Collateral Agent” has the meaning ascribed to it in the introductory paragraph of this Indenture.

“Collateral Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and between the Collateral Agent and the Issuers.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(1)             on the Issue Date, the Collateral Agent shall have received each Collateral Document to the extent required to be delivered on the Issue Date (other than (x) the Trinseo Europe Security Documents, which shall be delivered within one (1) Business Day after delivery of the “Trinseo Europe Security Documents” (as defined in, the Super HoldCo Credit Agreement) in accordance with Exhibit D to the 2025 Incremental Amendment (as defined in the Super HoldCo Credit Agreement), (y) the German Security Documents, which shall be delivered within one (1) Business Day after delivery of the “German Security Documents” (as defined in, the Super HoldCo Credit Agreement) in accordance with Exhibit D to the 2025 Incremental Amendment (as defined in the Super HoldCo Credit Agreement), and (z) the Luxembourg Receivables Pledge Agreement and the Trinseo PLC Luxembourg Share Pledge Agreement, which in each case shall be delivered within one (1) Business Day after the Issue Date), in each case subject to the limitations and exceptions of this Indenture, duly executed by each Note Party thereto;

(2)             subject to the Intercreditor Agreements, the Obligations shall have been secured by a security interest in all the Equity Interests of the Issuers;

(3)             subject to the Intercreditor Agreements, the Obligations shall have been secured by a perfected security interest in, and Mortgages on, substantially all tangible and intangible assets of the Issuers and each Guarantor (including the Intercompany Parent Note, the Intercompany Note, other intercompany debt, accounts, inventory, equipment, investment property, contract rights, securities, patents, trademarks, other Intellectual Property, other general intangibles, cash, bank and securities deposit accounts, Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Indenture and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(4)             subject to limitations and exceptions of this Indenture, the Intercreditor Agreements and the Collateral Documents, to the extent a security interest in and Mortgages on any Real Property is required under Section 3.9 or Section 3.10 (each, a “Mortgaged Property”), the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that are necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Trustee and the Holders, and evidence that all filing and recording taxes, stamp duty and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Holders (it being understood that if a mortgage tax or notary fee or registration fee or other similar tax will be owed or calculated on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) other than with respect to Mortgaged Properties located in Luxembourg and any other jurisdiction, as reasonably determined by the Company, in which title insurance is not customary, fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property that is owned in fee by the applicable Note Party (the “Mortgage Policies”) issued by a title insurance company reasonably acceptable to the Holders in form and substance and in an amount reasonably acceptable to the Holders (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 4.1 and other Liens reasonably acceptable to the Holders each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Holders, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Holders) as shall be reasonably requested by the Collateral Agent (acting at the written direction of the Required Holders) (which may include endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions, in each case only if available after the applicable Note Party uses commercially reasonable efforts), (iii) customary legal opinions (as determined with reference to any applicable jurisdiction), addressed to the Collateral Agent and the Holders, reasonably acceptable to the Holders, and (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each U.S. Mortgaged Property and, to the extent required, duly executed and acknowledged by the appropriate Note Parties and evidence of flood insurance, in the event any improved parcel of U.S. Mortgaged Property is located in a special flood hazard area, which evidence shall comply with the Flood Laws and be otherwise reasonably satisfactory to the Holders;

(5)             each deposit account or other bank account or securities account of the Borrowers (other than any deposit account maintained by the Company in Luxembourg strictly for administrative purposes with cash balance at the end of any day not to exceed the greater of $0 and such minimum amount as required to be maintained by the Luxembourg banking institution) be subject to a Control Agreement.

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Note Document to the contrary:

(1)           The foregoing definition shall not require and the Note Documents shall not contain any requirements as to the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, Excluded Assets;

(2)           Subject to the Intercreditor Agreements, the Collateral Agent (acting at the written direction of the Required Holders) may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Issue Date) or any other compliance with the requirements of this definition where the Holders reasonably determine, in consultation with the Company, that the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Indenture or the Collateral Documents; and

(3)           Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Indenture and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Foreign Guaranty, the U.S. Security Agreement For Foreign Guarantors, the Trinseo Europe Security Documents, the Intercreditor Agreements, the Luxembourg Receivables Pledge Agreement, the Intercompany Parent Note and accompanying allonge, any Intercompany Note and accompanying allonge, each Control Agreement, each of the Mortgages, each of the local law security and pledge agreements entered into by the Foreign Guarantors from time to time (including the German Security Documents), collateral assignments, security agreements, pledge agreements, deeds of hypothecs, bonds, bond pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 3.9 or Section 3.10, the Trinseo PLC Luxembourg Share Pledge Agreement, the Collateral Agent Fee Letter, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Holders.

“Company” has the meaning ascribed to it in the introductory paragraph of this Indenture and shall include any successor.

“Consolidated Taxes” means, if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any common parent of such group, any Taxes measured by income for which such common parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)           to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)           to advance or supply funds:

(a)             for the purchase or payment of any such primary obligation; or

(b)             to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)           to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control Agreement” means, with respect to any deposit account or any securities account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Collateral Agent, the financial institution or other Person at which such account is maintained and the Note Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this Indenture is located at the address specified in Section 13.1 hereof, or such other address as the Trustee may designate from time to time by notice to the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Issuers).

“Credit Agreements” means the OpCo Credit Agreement, the Super HoldCo Credit Agreement and the Superpriority RCF Credit Agreement.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including, without limitation, the debt facilities subject to the Credit Agreements or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original credit agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes, any letters of credit and reimbursement obligations issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, judicial manager or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Designated Preferred Stock” means, with respect to the Company, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof.

“DIP Financing” means financing under Section 363 or Section 364 of the Bankruptcy Code or any other applicable Bankruptcy Law.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests of a Note Party) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the issuance of Equity Interests by Trinseo PLC shall not constitute a Disposition by Trinseo PLC.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)           matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)           is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, however, that if such Capital Stock is issued to any plan for the benefit of current, former or future employees, directors, officers, members of management or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, member’s of management or consultant’s death or disability.

“Dollars” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock or share capital of (or other ownership or profit interests or units in) share premium such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Offering” means (x) any public or private sale of Capital Stock of the Company (other than Disqualified Stock) other than offerings registered on Form S-4 or S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or (y) the sale of Capital Stock or other securities of any Parent.

“Euroclear” means Euroclear Bank SA/NV or any successor securities clearing agency.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Existing German Security Trust Agreement” means the German law governed security trust agreement originally dated 2 February 2024 entered into between, among others, Alter Domus (US) LLC as collateral agent and the debtors named therein.

“Excluded Asset” means (i) a direct pledge of the JV Interests so long as such direct pledge would require consent of Chevron Phillips Chemical Company LP and only to the extent and for so long as consent requirement is in effect; provided that proceeds and products of the JV Interests do not constitute Excluded Assets and shall constitute Collateral and (ii) the Equity Interests that Trinseo PLC owns in Trinseo Holdings.

“Fair Market Value” means with respect to the JV Interests, the fair market value as determined by the board of managers of Trinseo Finance in good faith based on a valuation report prepared by an independent and unaffiliated third party valuation firm and dated within two weeks of signing of the JV Sale (or such later date as reasonably agreed to by the Trustee (acting at the written direction of the Required Holders; provided that such direction shall be deemed to be given hereunder if consented to or approved by the agent under the Super Holdco Credit Agreement)), which report shall be delivered to the Trustee; provided that if Trinseo Finance receives three or more bona fide bids from potential buyers in connection with the JV Sale process there shall be no requirement for an unaffiliated third party valuation.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing (together with any Laws implementing such agreements).

“Flood Laws” means collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Guarantors” means, collectively, (a) Taiwan Trinseo Limited, (b) PT Trinseo Materials Indonesia and PT Trinseo Operating Indonesia, (c) Trinseo Belgium BV and Trinseo Operating Belgium B.V., (d) Trinseo Deutschland GmbH, Trinseo Deutschland Anlagengesellschaft mbH, Trinseo Deutschland RE GP GmbH and Trinseo Deutschland RE GmbH & Co. KG and (e) Trinseo Europe.

“Foreign Guaranty” means that certain Guaranty, dated as of the Issue Date, by the Foreign Guarantors in favor of the Trustee and the Collateral Agent, as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof and this Indenture.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean GAAP as in effect on or prior to the date of such election; provided that, at any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election made regarding IFRS, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act and Section 3.2 hereof, in IFRS. The Issuers shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“German Junior Pledge and Security Confirmation Agreements” means (i) the junior ranking share pledge and confirmation agreement in relation to the shares in Trinseo Deutschland Anlagengesellschaft mbH, dated on or about the Issue Date between Trinseo Deutschland GmbH as pledgor, the Collateral Agent as pledgee and Trinseo Deutschland Anlagengesellschaft mbH as pledged company, (ii) the junior ranking account pledge and confirmation agreement in relation to certain bank accounts of Trinseo Deutschland GmbH, dated on or about the Issue Date between Trinseo Deutschland GmbH as pledgor and the Collateral Agent as pledgee (iii) the junior ranking account pledge and confirmation agreement in relation to certain bank accounts of Trinseo Deutschland Anlagengesellschaft mbH, dated on or about the Issue Date between Trinseo Deutschland Anlagengesellschaft mbH as pledgor and the Collateral Agent as pledgee and (iv) the security confirmation and amendment agreement with respect to the Original German Security Assignment Agreements and the Original German Security Transfer Agreements, dated on or about the Issue Date between Trinseo Deutschland GmbH and Trinseo Deutschland Anlagengesellschaft mbH as security grantors and the Collateral Agent as collateral agent (the “German Security Confirmation and Amendment Agreement”), each governed by German law.

“German Security Documents” means (i) the Original German Security Documents, (ii) the German Junior Pledge and Security Confirmation Agreements,(iii) the German Security Trust Amendment and Restatement Agreement (including the German Security Trust Agreement attached as a schedule thereto) and (iv) and any other German law governed agreement that creates or purports to create a Lien in favor of the Collateral Agent in connection with this Indenture.

“German Security Trust Agreement” means the Existing German Security Trust Agreement as amended and restated pursuant to the German Security Trust Amendment and Restatement Agreement.

“German Security Trust Amendment and Restatement Agreement” means the amendment and restatement agreement dated on or about the Issue Date between among others, Alter Domus (US) LLC as senior lien collateral agent, Alter Domus (US) LLC as junior lien collateral agent and the debtors named therein relating to the Existing German Security Trust Agreement.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business or consistent with past practice, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each of Trinseo PLC, Holdings, Aristech and Altuglas.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Holdings” means Trinseo NA Finance LLC.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary that has Total Assets together with all other Immaterial Subsidiaries (as determined in accordance with GAAP) and gross revenues of less than 5.0% of the Company’s Total Assets and gross revenues (measured, in the case of Total Assets at the end of the most recent Test Period and, in the case of gross revenues, for the most recent Test Period, in each case measured on a pro forma basis giving effect to any acquisitions or dispositions of companies, divisions or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(1)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(2)           the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(3)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within thirty (30) Business Days after becoming due and payable);

(4)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(5)           all Attributable Indebtedness;

(6)           all obligations of such Person in respect of Disqualified Stock to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(7)           to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

The amount of Indebtedness of any Person for purposes of clause (4) shall be deemed to be equal to the lesser of (a) the aggregate unpaid amount of such Indebtedness and (b) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Independent Manager” means an individual who is natural person and who: (i) for the five-year period prior to such person’s appointment as Independent Manager has not been, and during the continuation of such person’s service as Independent Manager is not: (A) an employee, director, stockholder, member, manager, partner or officer of any Note Party or any of its Affiliates (other than such person’s service as an Independent Manager); (B) a customer, creditor, service provider or supplier of any Note Party or any of its Affiliates (other than such person’s service as an Independent Manager); or (C) any member of the immediate family of a person described in the foregoing clause (A) or (B); and (ii) has (A) prior experience as an Independent Manager for a corporation or limited liability company whose charter or organizational documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services (including providing independent managers) to issuers of structured finance instruments, agreements or securities.

“Initial Notes” has the meaning ascribed to it in the first recital to this Indenture.

“Initial Public Offering” means the initial public offering of 11,500,000 shares of ordinary shares of Trinseo PLC pursuant to the prospectus dated June 11, 2014.

“Intellectual Property” means all intellectual and similar intangible property of every kind and nature, including inventions, designs, patents, copyrights, trademarks, domain names, trade secrets, the intellectual property rights in software and databases and related documentation and all improvements to the foregoing.

“Intercompany Note” has the meaning ascribed to such term in the Super HoldCo Credit Agreement as in effect on the Issue Date.

“Intercompany Parent Note” means that certain Loan Agreement, dated as of September 8, 2023, by and between the Company as lender and Trinseo Luxco S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153577 (“Trinseo LuxCo”) as borrower, pursuant to which the Company made available to Trinseo LuxCo a loan in the principal amount of $128,865,980.

“Intercreditor Agreements” means the 2025 Intercreditor Agreement and the Second Lien Intercreditor Agreement.

“Interest Payment Date” means every February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, commencing on August 15, 2025.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP.

For purposes of the definition of “Permitted Investments”:

(1)           “Investment” will include the portion (proportionate to the Company’s Equity Interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)           any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (with the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value) as reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount (including in respect of dispositions) received in cash or Cash Equivalents by a Company or a Restricted Subsidiary in respect of such Investment; provided that the aggregate amount of such dividend, distribution, interest payment, return of capital, repayment or other amount shall not exceed the original amount of such Investment.

“Investment Grade Securities” means:

(1)           securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)           securities issued or directly and fully guaranteed or insured by the United Kingdom or a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)           debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(4)           investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)           corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1)           a rating of “BBB-” or higher from S&P; and

(2)           a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Irish Mobility Regulations” means the European Union (Cross-Border Conversions, Mergers and Divisions) Regulations 2023 (as amended).

“IRS” means the U.S. Internal Revenue Service.

“Issue Date” means January 17, 2025.

“Issuers” has the meaning ascribed to it in the introductory paragraph of this Indenture.

“Junior Financing” has the meaning ascribed to it in Section 4.14.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“JV Agreement” means that certain Limited Liability Company Agreement of Americas Styrenics, dated as of May 2, 2008, by and between Chevron Phillips Chemical Company LP and Trinseo LLC (as successor to The Dow Chemical Company), as amended prior to the Issue Date and as may be amended after the Issue Date solely to the extent not prohibited by this Indenture.

“JV Interests” means all Equity Interests of Americas Styrenics owned by Trinseo LLC, Trinseo Finance or any of their Affiliates at any time, which shall in no event be less than 50% of the Equity Interests of Americas Styrenics.

“JV Sale” means (a) a Disposition of all or a portion of the JV Interests or all or substantially all of the property or assets of Americas Styrenics, or (b) any Disposition of non-cash proceeds received in connection with a transaction under clause (a) of this definition.”

“Laws” means, collectively, all international, foreign, federal, state, regional, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall a Non-Finance Lease Obligation be deemed to constitute a Lien.

“Liability Management Transaction” has the meaning assigned to such term in Schedule II.

“LMT Indebtedness” has the meaning assigned to such term in Section 4.2(k).

“Luxembourg Insolvency Event” means, in relation to any Luxembourg Note Party or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), or any of the out-of court or in-court reorganization procedures as provided for in the Luxembourg law of 7 August 2023 on the preservation of enterprises and modernizing bankruptcy law, fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Luxembourg Note Party” means a Note Party incorporated in Luxembourg.

“Luxembourg Receivables Pledge Agreement” means the Luxembourg law governed receivables pledge agreement, dated on or about the Issue Date, pursuant to which the Company pledges to the Collateral Agent, on behalf of the Secured Parties, all receivables due to it, including in respect of the 2023 Refinancing Term Loans, the 2023 Incremental Term Loans, the 2025 Incremental Term Loans (each such term under, and as defined in, the Super HoldCo Credit Agreement as in effect on the Issue Date) and the Intercompany Parent Note.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, managers or consultants of any Parent, the Company or any Restricted Subsidiary:

(1)           (a) in respect of travel, entertainment or moving related expenses or other similar expenses or payroll advances Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent;

(2)           in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3)           not exceeding $10.0 million in the aggregate outstanding at any time.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of Trinseo PLC, and its assigns and successors, on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Issuers, taken as a whole; (b) material adverse effect on the ability of the Note Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Note Document to which any of the Note Parties is a party; or (c) material adverse effect on the rights and remedies available to the Holders or the Collateral Agent under any Note Document.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgage Policies” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, debentures, hypothecs and mortgages made by the Note Parties in favor or for the benefit of the Collateral Agent on behalf of the Holders and the Trustee creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 3.9 and Section 3.10.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Non-Finance Lease Obligations” means a lease obligation that is not required to be accounted for as a finance lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease (including any lease that would not have been a capital lease under GAAP prior to giving effect to FASB ASC 842 (or any similar accounting principle)) shall be considered a Non-Finance Lease Obligation.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor or an Issuer.

“Non-Guarantor LMT Indebtedness of Note Parties” has the meaning assigned to such term in Section 4.2(k).

“Non-Recourse Indebtedness” means Indebtedness of a Person (i) as to which neither of the Issuers nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) the incurrence of which will not result in any recourse against any of the assets of either of the Issuers or a Restricted Subsidiary.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, the Collateral Documents, the Intercreditor Agreements and this Indenture.

“Note Guarantee” means (a) the Guarantee by a Guarantor of the Issuers’ and the other Guarantors’ obligations in respect of the Notes and this Indenture and (b) the Guarantee by an Issuer of the other Issuer’s obligations in respect of the Notes and this Indenture.

“Note Parties” means, collectively, the Issuers and the Guarantors.

“Notes” has the meaning ascribed to it in the first recital to this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document or otherwise with respect to the Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Note Parties under the Note Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Note Party under any Note Document and (b) the obligation of any Note Party to reimburse any amount in respect of any of the foregoing that any Holder, in its sole discretion, may elect to pay or advance on behalf of such Note Party.

“Offering Memorandum” means the offering memorandum and consent solicitation statement, dated December 16, 2024, relating to the issuance by the Issuers of $379,494,400 aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2029, and any future offering memorandum relating to Additional Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, any Vice President, the Treasurer, any Managing Director or the Secretary(a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” or any manager/director or duly authorized signatory for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person that meets the requirements of Section 13.3 and Section 13.4 of this Indenture and delivered to the Trustee.

“OpCo Credit Agreement” means the credit agreement dated as of September 6, 2017, by and among Trinseo Holdings, as the Company, Trinseo LuxCo, Trinseo Materials Finance, Inc., as the Co-Borrower, certain of the Company’s Subsidiaries identified therein, the senior Holders (as named therein) and Deutsche Bank AG New York Branch, as the administrative agent for the Holders, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended by the amendment to be entered into on or around the Issue Date by and among the Company, Trinseo Holdings, certain of its Subsidiaries identified therein, the senior Holders (as named therein), Deutsche Bank AG New York Branch, as the administrative agent for the Holders, as further amended, amended and restated, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as an Issuer, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under the OpCo Credit Agreement or one or more successors to the OpCo Credit Agreement or one or more new credit agreements.

“Opinion of Counsel” means a written opinion that meets the requirements of Section 13.3 and Section 13.4 of this Indenture from legal counsel who shall be acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, the articles of association, the bylaws and the unanimous shareholder agreements or declarations (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) or articles of association; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the articles of association, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original German Pledge Agreements” means (i) the share pledge agreement in relation to the shares in Trinseo Deutschland Anlagengesellschaft mbH, dated 14 November 2023, between Trinseo Deutschland GmbH as pledgor, the Collateral Agent as pledgee and Trinseo Deutschland Anlagengesellschaft mbH as pledged company, notorial deed no. F5287/2023 of notary public Dr. Sebastian Franck, Munich, Germany, (ii) the account pledge agreement, dated 2 February 2024, between Trinseo Deutschland GmbH as pledgor and the Collateral Agent as pledgee in relation to certain bank accounts of Trinseo Deutschland GmbH and (iii) the account pledge agreement, dated 2 February 2024, between Trinseo Deutschland Anlagengesellschaft mbH as pledgor and the Collateral Agent as pledgee in relation to certain bank accounts of Trinseo Deutschland Anlagengesellschaft mbH, each governed by German law.

“Original German Security Assignment Agreements” means (i) the security assignment agreement dated 2 February 2024 between Trinseo Deutschland GmbH as assignor and the Collateral Agent as collateral agent and assignee, in relation to certain trade, intercompany and insurance receivables of Trinseo Deutschland GmbH and (ii) the security assignment agreement dated 2 February 2024 between Trinseo Deutschland Anlagengesellschaft mbH as assignor and the Collateral Agent as collateral agent and assignee, in relation to certain trade, intercompany and insurance receivables of Trinseo Deutschland Anlagengesellschaft mbH.

“Original German Security Documents” means (i) the Original German Pledge Agreements, (ii) the Original German Security Assignment Agreements and (iii) the Original German Security Transfer Agreements.

“Original German Security Transfer Agreements” means (i) the security transfer agreement dated 2 February 2024 between Trinseo Deutschland GmbH as transferor and the Collateral Agent as collateral agent and assignee, in relation to certain inventory of Trinseo Deutschland GmbH and (ii) the security transfer agreement dated 2 February 2024 between Trinseo Deutschland Anlagengesellschaft mbH as transferor and the Collateral Agent as collateral agent and assignee, in relation to certain inventory of Trinseo Deutschland Anlagengesellschaft mbH.

“Parent” means any Person of which the Company at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Pari Passu Indebtedness” means Indebtedness (x) of the Company which ranks equally in right of payment to the Notes or (y) of any Guarantor if such Indebtedness ranks equally in right of payment to the Note Guarantees.

“Paying Agent” means any Person authorized by the Issuers to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuers, including the Principal Paying Agent.

“Permitted Holders” means, collectively, (1) Senior Management, (2) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity, and (3) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Senior Management has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its Parents held by such group.

“Permitted Investment” means:

(1)           ownership of Equity Interests of any Note Party or any Subsidiary existing as of the Issue Date;

(2)           unsecured and subordinated Investments made by a Note Party in another Note Party evidenced by and subject to an intercompany subordination agreement with respect to the Obligations;

(3)           ownership by Trinseo Finance of the JV Interests;

(4)           Investments in cash and Cash Equivalents;

(5)           Investments consisting of the 2023 Incremental Term Loans, the 2023 Refinancing Term Loans, the 2025 Incremental Term Loans (each such term under, and as defined in, the Super HoldCo Credit Agreement as in effect on the Issue Date) or any proceeds or distributions therefrom;

(6)           Investments received in connection with any Disposition permitted under Section 4.5; and

(7)           Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit.

(8)           the Intercompany Parent Note;

(9)           Investments in connection with the Transactions;

(10)         any unsecured Guarantee by any Note Party of the obligations of any Affiliate of such Note Party to suppliers, distributors, customers and licensees in the ordinary course of business;

(11)         to the extent constituting an Investment, any Permitted Relocation; and

(12)         solely with respect to Aristech or Altuglas:

(a)             Investments in the form of deposits made to Trinseo Ireland Global IHB Limited using cash generated by Aristech and Altuglas, as applicable, in the ordinary course of business, which loans shall be made in the ordinary course and consistent with past practice; provided, that neither Aristech nor Altuglas shall make any additional investments pursuant to this clause (a) following the occurrence and during the continuance of (i) an Event of Default pursuant to clause (8) or (9) of Section 6.1(a), or (ii) any other Event of Default upon written notice from the Trustee (acting at the direction of the Required Holders);

(b)             [reserved];

(c)             Investments in cash, Cash Equivalents or Investment Grade Securities;

(d)             Investments in receivables owing to Aristech or Altuglas created or acquired in the ordinary course of business;

(e)             Investments (i) in payroll, travel, entertainment expenses, moving expenses and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or (ii) [reserved];

(f)             [reserved];

(g)             Investments received in settlement of debts created in the ordinary course of business and owing to Aristech or Altuglas or in exchange for any other Investment or accounts receivable held by Aristech or Altuglas, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)             Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including a Disposition;

(i)              Investments existing or pursuant to agreements or arrangements in effect on the Issue Date or made pursuant to binding commitments in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment or binding commitment may not be increased except (I) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or (II) as otherwise permitted under this Indenture;

(j)              [reserved];

(k)             pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens permitted under Section 4.1;

(l)              [reserved];

(m)            Investments consisting of purchases and acquisitions of assets, services, inventory, supplies, materials and equipment or licenses or leases of Intellectual Property, in any case, in the ordinary course of business and in accordance with this Indenture;

(n)             [reserved];

(o)             [reserved];

(p)             [reserved];

(q)             Investments consisting of licensing of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(r)             [reserved];

(s)             [reserved];

(t)             [reserved];

(u)             any Investment arising out of, or in connection with, Cash Management Practices;

(v)             any Investment by Aristech and Altuglas in (x) a Securitization Entity or (y) any other Person in connection with a Permitted Securitization, including Investments of funds held in accounts permitted or required by the arrangement governing such Permitted Securitization or any related Indebtedness; provided that such Investment is in the form of a purchase money obligation, contribution of additional Securitization Assets or equity interests;

(w)            advances, loans or extensions of trade credit in the ordinary course of business by Aristech or Altuglas and Investments consisting of extensions of credit in the nature of accounts receivable or notes arising from the grant of trade credit in the ordinary course of business;

(x)             Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practice;

(y)             any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made under Section 4.5 or any other disposition of assets not constituting a Disposition;

(z)             Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(aa)           Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business.

For the avoidance of doubt, no Note Party (other than Trinseo PLC) shall form or acquire any Subsidiary after the Issue Date.

Notwithstanding the foregoing, the Issuers will not, and will not permit any Subsidiary to make any Investment that is incurred for the purposes of effectuating a Liability Management Transaction.

“Permitted Refinancing” has the meaning ascribed to such term in the Super HoldCo Credit Agreement as in effect on the Issue Date.

“Permitted Relocation” means a cross-border conversion by a Luxembourg Loan Party in accordance with Part 2, Chapter 3 of the Irish Mobility Regulations and the corresponding Luxembourg legislation where:

(1)           the proposed converted company (within the meaning of the Irish Mobility Regulations) is an Irish company; and

(2)           on the date of the cross-border conversion no Default or Event of Default has occurred and no Default or Event of Default would occur as a result of the cross-border conversion; and

(3)           the cross-border conversion does not materially and adversely affect the value and enforceability of the guarantees and Collateral granted by the converting Luxembourg Loan Party; and

(4)           the Collateral Agent receives Irish law governed all asset Collateral substantially equivalent to the corresponding Luxembourg law governed all asset Collateral in existence immediately prior to the cross-border conversion; and

(5)           if the shares in the converting Luxembourg Loan Party were subject to the Collateral in favor of the Collateral Agent immediately prior to such cross-border conversion, the Collateral Agent will receive (provided this does not have the effect of (A) materially and adversely affecting the value of the relevant Collateral; or (B) materially and adversely affecting the enforceability of the relevant guarantees and Collateral) substantially equivalent Irish law governed Collateral over those shares.

“Permitted Securitization” has the meaning ascribed to such term in the OpCo Credit Agreement as in effect on the Issue Date.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Place of Payment” means the place or places where the principal of (and premium, if any) and interest on the Notes are payable as specified in accordance with this Indenture.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pro Rata Offer Exception” has the meaning assigned to such term in Section 4.2(k).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction, repair, replacement or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinanced Debt” has the meaning provided in clause (1) of the definition of “Refinancing Indebtedness.”

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)           the principal amount (or accreted value, if applicable) of such new Indebtedness, does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness or the extension, replacement, refunding, refinancing, renewal or defeasance of such Refinanced Debt;

(2)           if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the final Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes, and such Refinancing Indebtedness is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(3)           Refinancing Indebtedness shall not include:

(a)             Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(b)             Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulated Bank” means an (x) a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) above to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) above or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Taxes” means any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(a)             being organized or having Capital Stock outstanding (but not by virtue of owning stock or other Equity Interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(b)             being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c)             receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d)             having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant to Section 4.6.

“Required Holders” means, as of any date of determination, Holders having more than 50% of the principal amount of the then-outstanding Notes; provided, that for the purpose of determining whether the Required Holders have provided any consent or approval contemplated under the Note Documents, any Additional Notes incurred substantially concurrently with a Liability Management Transaction for the purpose of influencing such consent or approval will not be included for purposes of determining whether the Required Holders have given consent or approval. In the event any Additional Notes are not to be included in a determination of Required Holders, the Issuers shall deliver an Officer’s Certificate to the Trustee at the time of the incurrence of such Additional Notes indicating that they have been incurred substantially concurrently with a Liability Management Transaction for the purpose of influencing a consent or approval. If such Officer’s Certificate is received by the Trustee, the holders of such Additional Notes shall not be included in the determination of Required Holders for any consent or approval that is being sought substantially concurrently with the incurrence of such Additional Notes. The holders of such Additional Notes shall be included, however, in any subsequent determination of Required Holders for which an Officer’s Certificate is not required to be delivered in accordance with this definition.

“Responsible Officer” shall mean, when used with respect to the Trustee or Collateral Agent, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, senior associate, associate or trust officer or any other officer of the Trustee or Collateral Agent who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Company.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(e).

“Restricted Notes Legend” means the legend set forth in Section 2.1(e)(1) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.1(e)(2).

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Note Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to a Note Party’s stockholders, partners or members (or the equivalent Persons thereof) and (ii) any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctions” has the meaning assigned to such term in Section 13.22(a).

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” means that certain intercreditor agreement, dated as of the date hereof, by and among the Collateral Agent, the Trustee and Alter Domus (US) LLC in its capacity as collateral agent under the Super HoldCo Credit Agreement and the grantors party thereto, as amended, restated, amended and restated, supplemented, modified or replaced, in whole or in part, from time to time, in accordance with its terms.

“Secured Indebtedness” means any Indebtedness secured by a Lien (including, for the avoidance of doubt, Capitalized Lease Obligations).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” has the meaning assigned to such term in the OpCo Credit Agreement as in effect on the Issue Date.

“Securitization Entity” means a Subsidiary of the Company or another Person formed for the purposes of engaging in a Permitted Securitization or which is regularly engaged in receivables financings and to which the Company or any of its Subsidiaries transfers Securitization Assets, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (2) is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (3) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than Securitization Assets and related assets as provided in the definition of “Permitted Securitization”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Securitization Assets, and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or of such other Person will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company or of such other Person giving effect to such designation, together with an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Entity that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Permitted Securitization.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among the Company, the Guarantors party thereto from time to time and the Collateral Agent, as amended, restated, amended and restated, supplemented, modified or replaced, in whole or in part, from time to time, in accordance with its terms.

“Senior Indebtedness” means:

(1)           all Indebtedness of any Issuer or any Guarantor outstanding under the Credit Agreements and the Notes and related Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)           all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Cash Management Services (and guarantees thereof) owing to a lender under the Credit Agreements or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3)           any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Note Guarantee; and

(4)           all obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any of its Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in or proposed to be engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Specified IP” means, collectively, (a) the Specified IP Rights and (b) the Specified IP License Agreements. Schedule 5.15 of the Super HoldCo Credit Agreement contains a true and complete list of all patents, trademarks, service marks and copyrights included in the Specified IP that are subject to a registration or pending application for registration with a Governmental Authority as of the Issue Date.

“Specified IP License Agreements” means the Amended and Restated Technology License Agreement, dated January 1, 2022, entered into between Trinseo Europe, as licensor, and Altuglas, as licensee, with respect to the use of Intellectual Property that is necessary to operate the businesses of Altuglas (“Altuglas IP License Agreement”), and the Technology License Agreement, dated September 1, 2021, entered into between Trinseo Europe, as licensor, and Aristech, as licensee, with respect to the use of Intellectual Property that is necessary to operate the businesses of Aristech (“Aristech IP License Agreement”).

“Specified IP Rights” means all Intellectual Property in North America owned or Controlled by Trinseo Europe that is necessary to operate the businesses of Aristech and Altuglas, respectively, provided that the Specified IP shall not include (i) any Trinseo Marks (except any rights to use the Trinseo Marks that are licensed to Aristech or Altuglas pursuant to the Amended and Restated Specified IP License Agreements); or (ii) any intent-to-use trademark applications prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration issuing therefrom under applicable law. For the purposes of this definition, “Controlled” means, with respect to any Intellectual Property rights, the right to grant a license or sublicense, as applicable, without (i) violating the terms of any agreement or other arrangement with any other Person; (ii) requiring any consent, approvals or waivers from any other Person; (iii) requiring the payment of material compensation to any other Person, or resulting in the acceleration of payments to any other Person or diminishment of any royalties payable to Trinseo Europe; or (iv) incurring any additional obligation under any agreement or other arrangement with any other Person.

“Specified Transaction” means (v) any Investment that results in a Person becoming a Restricted Subsidiary, (w) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (x) any acquisition, merger or other business combination, (y) any disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuers and any disposition of a business unit, line of business or division of the Issuer or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (z) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit) or Restricted Payment, in each case, that by the terms of this Indenture requires a financial ratio or test to be calculated on a pro forma basis.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Permitted Securitization, including, without limitation, those relating to the servicing of the assets of a Securitization Entity.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to the Notes, (i) any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) of an Issuer which is expressly subordinated in right of payment to the Notes pursuant to a written agreement and (ii) any Indebtedness of any Guarantor which is expressly subordinated in right of payment to the Note Guarantee of such Guarantor pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)           any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)           any partnership, joint venture, limited liability company or similar entity of which:

(a)             more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)             such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Super HoldCo Credit Agreement” means the credit agreement dated as of September 8, 2023, by and among Trinseo Luxco S.à r.l. as Parent, Trinseo NA Finance LLC as Holdings, the Company as the Lead Borrower, Trinseo Finance as the Co-Borrower, the guarantors party thereto, the Lenders party thereto from time to time and Alter Domus (US) LLC as Administrative Agent and Collateral Agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended by the amendment to be entered into on or around the Issue Date by and among Trinseo Luxco S.à r.l., Trinseo NA Finance LLC, the Company, Trinseo Finance, the guarantors party thereto, the Lenders party thereto and Alter Domus (US) LLC, as further amended, amended and restated, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a Borrower, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Super HoldCo Credit Agreement or one or more successors to the Super HoldCo Credit Agreement or one or more new credit agreements.

“Superpriority RCF Credit Agreement” means the credit agreement dated as of the date hereof, by and among Trinseo Holdings, as the Lead Borrower, Trinseo Luxco S.à r.l., Trinseo Materials Finance, Inc., as the Co-Borrower, certain of the Company’s Subsidiaries identified therein, the senior Lenders (as named therein) and Deutsche Bank AG New York Branch, as the administrative agent for the Lenders, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended by the 2024 Incremental Amendment to be entered into on or around the Issue Date by and among the Company, Trinseo Holdings, certain of its Subsidiaries identified therein, the senior Lenders (as named therein), Deutsche Bank AG New York Branch, as the administrative agent for the Lenders, as further amended, amended and restated, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a Borrower, issuer or guarantor thereunder), in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Superpriority RCF Credit Agreement or one or more successors to the Superpriority RCF Credit Agreement or one or more new credit agreements.

“Supplemental Collateral Agent” has the meaning assigned to such term in Section 8.7(a).

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Federal Act on Anticipatory Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Test Period” means the Company’s most recently ended four fiscal quarters for which internal financial statements are available (as determined in good faith by the Company).

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a pro forma basis.

“Transactions” means, the Transactions (as defined in the Transaction Support Agreement) described in the Transaction Support Agreement.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December 8, 2024, by and among the parties thereto, together with all annexes, exhibits, schedules, and attachments thereto and, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Treasury Rate” means the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is at least two (2) Business Days (but not more than five (5) Business Days) prior to the date of delivery of the redemption notice with respect to the redemption date) yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to January 17, 2026; provided, however, that if the period from the redemption date to January 17, 2026 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Triggering Event” has the meaning set forth in Schedule II.

“Trinseo Europe” means Trinseo Europe GmbH, a Swiss limited liability company (Gesellschaft mit beschrӓnkter Haftung) organized and existing under the laws of Switzerland.

“Trinseo Europe Security Documents” means, collectively, (i) that certain Security Agreement and (ii) that certain Quota Pledge Agreement, in each case governed by the laws of Switzerland, by Trinseo Europe in favor of the Collateral Agent, in each case in form and substance reasonably acceptable to the Collateral Agent and as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof and this Indenture.

“Trinseo Finance” has the meaning ascribed to it in the introductory paragraph of this Indenture and shall include any successor.

“Trinseo Holdings” means Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153582.

“Trinseo Marks” means the “TRINSEO” trademark, including any word mark, service mark, design, logo, branding, corporate name, or other source or business identifiers related thereto, whether or not registered, and any derivation, variation, translation or adaptation thereof, together with all applications, registrations, renewals and extensions thereof and all goodwill associated with any of the foregoing.

“Trinseo PLC Luxembourg Share Pledge Agreement” means, the Luxembourg law governed share pledge agreement, dated as of the Issue Date, pursuant to which Trinseo PLC pledges to the Collateral Agent, on behalf of the Holders, all the shares issued by the Company.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided below); and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may not designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) other than the Company or the Issuers, to be an Unrestricted Subsidiary without the written consent of the Required Holders.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Security Agreement For Foreign Guarantors” means that certain Security Agreement, dated as of January 17, 2025, by the Foreign Guarantors party thereto in favor of the Collateral Agent, as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof and this Indenture, including pursuant to the joinder entered into on the Issue Date with respect to Trinseo Europe.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)           the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)           the sum of all such payments.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly Owned Subsidiary) is owned by the Company or another Wholly Owned Subsidiary.

“Yield Protection Trigger Event” means (a) any voluntary redemption of all, or any part, of the principal amount of the Notes pursuant to Section 5.7, whether before or after (i) the occurrence of a Default or an Event of Default or (ii) the commencement of any proceeding with respect to any Issuer or Guarantor under any Bankruptcy Law and notwithstanding any acceleration (for any reason) of the Notes; (b) the acceleration of all of the Notes for any reason, including, but not limited to, acceleration following or pursuant to an Event of Default, including as a result of the commencement of a proceeding under any Bankruptcy Law (including, without limitation, pursuant to clause (8) or (9) of Section 6.1(a)); (c) the satisfaction, release, payment, redemption, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Notes in any proceeding under any Bankruptcy Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Bankruptcy Law to the Holders (whether directly or indirectly, including through the Trustee or Collateral Agent or any other distribution agent), in full or partial satisfaction of the Notes; (d) the substantial consummation of any plan of reorganization with respect to any Issuer or Guarantor under any Bankruptcy Law; (e) the termination of any proceeding with respect to any Issuer or Guarantor under any Bankruptcy Law; and (f) the termination of this Indenture for any reason.

Section 1.2.       Other Definitions

Term	Where Defined
“Accredited Investor Note”	Section 2.1(c)
“Additional Amounts”	1)a)i)(1)
“Acceleration”	Section 6.2
“Additional Restricted Notes”	Section 2.1(c)
“Agent Members”	Section 2.1(f)(2)
“Authenticating Agent”	Section 2.2
“Authorized Officers”	Section 13.1
“Automatic Exchange”	Section 2.6(e)
“Automatic Exchange Date”	Section 2.6(e)
“Automatic Exchange Notice”	Section 2.6(e)
“Automatic Exchange Notice Date”	Section 2.6(e)
“Change in Tax Law”	Section 5.9(a)(1)
“Defaulted Interest”	Section 2.15
“Event of Default”	Section 6.1
“Global Notes”	Section 2.1(c)
“Guaranteed Obligations”	Section 11.1
“Indemnified Party”	Section 7.7
“Institutional Accredited Investor Global Notes”	Section 2.1(c)
“Institutional Accredited Investor Note”	Section 2.1(c)
“Instructions”	Section 13.1
“ISDA CDS Definitions”	Section 10.2
“Issuer Order”	Section 2.2
“Legal Defeasance”	Section 9.2
“Legal Holiday”	Section 13.7
“Net Short Holder”	Section 10.2
“Notes Register”	Section 2.3
“Permanent Regulation S Global Note”	Section 2.1(c)
“PIK Notes”	Section 2.15(c)
“protected purchaser”	Section 2.11
“Registrar”	Section 2.3
“Regulation S Global Note”	Section 2.1(c)
“Regulation S Notes”	Section 2.1(c)
“Relevant Taxing Jurisdiction”	Section 3.1(c)
“Resale Restriction Termination Date”	Section 2.6(b)
“Restricted Global Note”	Section 2.6(e)
“Restricted Period”	Section 2.1(c)
“Rule 144A Global Note”	Section 2.1(c)
“Rule 144A Notes”	Section 2.1(c)
“Special Interest Payment Date”	Section 2.15(a)
“Special Record Date”	Section 2.15(a)
“Specified Indebtedness”	Section 10.2
“Taxes”	Section 3.1(c)
“Temporary Regulation S Global Note”	Section 2.1(c)
“Transfer Agreement”	Section 2.3
“Unrestricted Global Note”	Section 2.6(e)

Section 1.3.       Rules of Construction. Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           “including” means including without limitation;

(5)           words in the singular include the plural and words in the plural include the singular;

(6)           “will” shall be interpreted to express a command;

(7)           the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Trinseo PLC dated such date prepared in accordance with GAAP;

(8)           the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(9)          all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10)         the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11)         unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person; and

(12)         references herein to any notice, direction, request or other communication to be delivered or provided to the Trustee or the Collateral Agent shall mean a notice, direction, request or other communication that is provided in writing and delivered in connection with this Indenture.

Section 1.4.       Other Interpretive Provisions. With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a)             The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)             The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Note Document shall refer to such Note Document as a whole and not to any particular provision thereof.

(c)             Article, Section, Exhibit and Schedule references are to the Note Document in which such reference appears.

(d)             The term “including” is by way of example and not limitation.

(e)             The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)             Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

Section 1.5.       Notwithstanding anything to the contrary contained herein, the Support Agreement Transactions (as defined in the Offering Memorandum), whether consummated prior to, on or after the Issue Date, shall be and are permitted under the Indenture and the Note Documents.

Article II

THE NOTES

Section 2.1.       Form, Dating and Terms

(a)             The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Notes issued on the date hereof will be in an aggregate principal amount of $379,494,400. The Stated Maturity of the principal of the Notes shall be May 3, 2029. In addition, the Issuers may issue, from time to time in accordance with the provisions of this Indenture, PIK Notes and Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of other Notes pursuant to Section 2.2, Section 2.6, Section 2.11, Section 2.13, Section 5.6 or Section 9.5.

(b)             Notwithstanding anything to the contrary contained herein, the Issuers may not issue any Additional Notes, unless such issuance is in compliance with Section 4.1 and Section 4.2.

With respect to any Additional Notes, the Issuers shall each set forth in (1) a Board Resolution and (2) (i) an Officer’s Certificate and (ii) one or more indentures supplemental hereto, the following information:

(A)             the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)             the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C)             whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.3, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Additional Notes shall have the same terms and conditions as those of the Initial Notes, other than the issue date, the issue price, the first interest payment date, and the initial interest accrual date. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Issuers determine that the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number or ISIN, as applicable. Holders of the Initial Notes and Additional Notes that are treated as a single class will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes of such class shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Notes are established by action taken pursuant to Board Resolutions of the Issuers, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuers and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(c)             The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S, AIs and IAIs in accordance with Rule 501 under the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes that are offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(e) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee as hereinafter provided.

Initial Notes and any Additional Restricted Notes that are offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global note (the “Temporary Regulation S Global Note”). Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global note substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.1(e) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”), within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7 and in accordance with the applicable procedures of DTC. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear or Clearstream.

Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in a Temporary Regulation S Global Note may only be transferred to Non-U.S. Persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

The Regulation S Global Notes may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or their nominee, as applicable, as hereinafter provided.

Initial Notes and Additional Restricted Notes that are resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global note substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.1(e) (the “Institutional Accredited Investor Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as applicable, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to AIs in the United States of America shall be issued in the form of a Definitive Note substantially in the form of Exhibit A, including the legend as set forth in Section 2.1(e)(4) (each, an “Accredited Investor Note”).

The Rule 144A Global Notes, the Regulation S Global Notes and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent designated by the Issuers maintained for such purpose. The Issuers will maintain one or more Paying Agents for the Notes. The Bank of New York Mellon will initially act as the Principal Paying Agent; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000, aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(e). The Issuers shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(d)             Denominations. The Notes shall be issuable only in minimum denominations of $2,000 and in integral multiples of $1.00 in excess thereof.

(e)             Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement, or (ii) the Trustee receives an Opinion of Counsel reasonably satisfactory to it stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1)             The Rule 144A Global Notes and the Regulation S Global Notes, the Institutional Accredited Investor Global Notes and the Accredited Investor Notes shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A PLAN OR OTHER ENTITY SUBJECT TO PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY BY SUCH HOLDER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS, AND NONE OF THE ISSUERS OF THE SECURITIES NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A FIDUCIARY (AS DEFINED IN SECTION 3(21) OF ERISA OR SECTION 4975(e)(3) OF THE CODE, IF APPLICABLE OR WITHIN THE MEANING OF ANY APPLICABLE SIMILAR LAW) OF, NOR HAS BEEN RELIED UPON FOR ANY INVESTMENT ADVICE BY SUCH HOLDER IN CONNECTION WITH SUCH HOLDER’S INVESTMENT IN THIS SECURITY.

THIS NOTE MAY NOT BE OFFERED OR SOLD TO THE PUBLIC IN LUXEMBOURG, DIRECTLY OR INDIRECTLY, AND NEITHER THE INDENTURE NOR ANY OTHER CIRCULAR, PROSPECTUS, FORM OF APPLICATION, ADVERTISEMENT OR OTHER MATERIAL RELATED TO SUCH OFFER MAY BE DISTRIBUTED, OR OTHERWISE BE MADE AVAILABLE IN OR FROM, OR PUBLISHED IN, LUXEMBOURG EXCEPT IF A PROSPECTUS HAS BEEN DULY APPROVED BY THE COMMISSION DE SURVEILLANCE DU SECTEUR FINANCIER IN ACCORDANCE WITH THE REGULATION (EU) 2017/1129, AS AMENDED (THE “PROSPECTUS REGULATION”) AND THE LUXEMBOURG LAW OF JULY 16, 2019 ON PROSPECTUS FOR SECURITIES (THE “PROSPECTUS LAW”) OR THE OFFER BENEFITS FROM AN EXEMPTION TO OR CONSTITUTES A TRANSACTION OTHERWISE NOT SUBJECT TO THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR THE PURPOSE OF THE PROSPECTUS REGULATION OR PROSPECTUS LAW.

(2)             The Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(3)             Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(4)             Each Accredited Investor Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUERS, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER AND ANY SUBSEQUENT TRANSFEREE HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) THE PURCHASER IS NOT ACQUIRING OR HOLDING SUCH NOTE OR AN INTEREST THEREIN WITH THE ASSETS OF (A) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF ERISA) THAT IS SUBJECT TO ERISA, (B) A “PLAN” DESCRIBED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (C) ANY ENTITY DEEMED TO HOLD “PLAN ASSETS” OF ANY OF THE FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY OR (D) A GOVERNMENTAL PLAN OR CHURCH PLAN SUBJECT TO SUCH PROVISIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”) OR (II) THE ACQUISITION AND HOLDING OF SUCH NOTE BY THE PURCHASER, THROUGHOUT THE PERIOD THAT IT HOLDS SUCH NOTE AND THE DISPOSITION OF SUCH NOTE OR AN INTEREST THEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, A BREACH OF FIDUCIARY DUTY UNDER ERISA OR A VIOLATION OF ANY PROVISIONS OF ANY APPLICABLE SIMILAR LAW.

(5)             Any Notes issued with original issue discount shall bear the following legend on the face thereof:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT: ATTN: TREASURER, TRINSEO, GWATTSTRASSE 15, CH-8808 PFAEFFIKON SZ, SWITZERLAND.

(f)           Book-Entry Provisions. This Section 2.1(f) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(1)           Each Global Note initially shall bear legends as set forth in Section 2.1(e). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(f)(4) and Section 2.1(g). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)           Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)           In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(g) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)           In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(g), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)           The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)           Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(g)             Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuers that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the applicable law, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuers within 90 days of such notice, (B) the Issuers in their sole discretion execute and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuers shall promptly make available to the Trustee a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuers or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Issuers or any affiliate of the Issuers was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(e). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)           Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2)           If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the transferring Holder, a new Definitive Note representing the principal amount not so transferred.

(3)           If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4)           Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

Section 2.2.       Execution and Authentication.

(a)           One Officer shall sign the Notes for each Issuer by manual or electronic signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b)           A Note shall not be valid until an authorized signatory of the Trustee authenticates the Note by manual or electronic signature. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

(c)           At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery (1) Initial Notes issued on the Issue Date in an aggregate principal amount of $379,494,400 and from time to time, in accordance with the terms hereof, PIK Notes, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of each Issuer signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

(d)           The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer of the Trustee, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

(e)           In case either Issuer or any Guarantor shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which either Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to which such other Person assumes the obligations of such Issuer or Guarantor, as the case may be, hereunder, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.3.       Registrar and Paying Agent.

(a)           The Issuers or their agent shall maintain a register reflecting ownership of the Notes outstanding from time to time. The Issuers will also maintain a transfer agent. The initial transfer agent and registrar (the “Registrar”) will be, and the Issuers hereby appoint as transfer agent (the “Transfer Agent”), The Bank of New York Mellon. The Registrar shall keep a register of the Notes on behalf of the Issuers for so long as the Notes remain outstanding reflecting ownership of Notes outstanding from time to time and of their transfer and exchange (the “Notes Register”) and, upon written request from either of the Issuers or the Collateral Agent, the Registrar shall provide the Issuers or Collateral Agent, as applicable, with a copy of the Notes Register to enable them to maintain a register of the Notes at their offices. The Collateral Agent may request the Notes Register from the Registrar at any time and may rely on the most recently delivered Notes Register as true and correct until delivery of an otherwise updated Notes Register. The Issuers may have one or more co-Registrars and one or more additional Paying Agents. The Paying Agents will make payments on, and the Transfer Agents will facilitate transfer of, Notes on behalf of the Issuers. In the event that the Notes are no longer listed, the Issuers or their agent will maintain a register reflecting ownership of the Notes. The term “Paying Agent” includes any additional Paying Agent and the term “Registrar” includes any co-Registrar.

(b)           The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of each such agent. Any Issuer may act as Paying Agent, Registrar or Transfer Agent.

(c)           The Issuers initially appoint The Bank of New York Mellon as Paying Agent. The Issuers may change any Registrar, Paying Agent or Transfer Agent without prior notice to the Holders, but the Issuers shall provide written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures, or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee.

Section 2.4.       Paying Agent to Hold Money in Trust. By no later than 10:00 a.m. (New York time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuers or other obligors on the Notes), shall notify the Trustee in writing of any Default by the Issuers in making any such payment and shall during the continuance of any Default by the Issuers (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If either Issuer or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuers or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5.       Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Issuers, on their own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuers shall otherwise comply with TIA Section 312(a).

Section 2.6.       Transfer and Exchange

(a)           A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(f) and Section 2.1(g), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.6.

(b)           Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which either Issuer or any Affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1)           a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(2)           a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to Issuers and the Registrar; and

(3)           a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to Issuers and the Registrar.

(c)           Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1)           a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)           a transfer of a Regulation S Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers and the Registrar; and

(3)           a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or Section 2.10 or any additional certification.

(d)             Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to it stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)             Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes, if any, the issue date of such Additional Notes or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuers shall (i) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuers shall have previously otherwise made eligible for exchange with DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuers, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes. At the Issuers’ written request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Issuers’ name and at their expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders; provided that the Issuers have delivered to the Trustee the information required to be included in such Automatic Exchange Notice.

Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Issuers. As a condition to any Automatic Exchange, the Issuers shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the Issuers to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for DTC to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(f)           Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)           Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuers’ and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 2.2, Section 2.6, Section 2.11, Section 2.13, Section 4.5, Section 5.6 or Section 10.4).

The Issuers (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(g) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(e).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)           No Obligation of the Trustee. None of the Trustee, the Paying Agent and the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Agent Member, participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC, subject to the applicable rules and procedures of DTC. The Trustee, any Paying Agent and any Registrar may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

None of the Trustee, the Paying Agent and the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.7.       Form of Certificate to Be Delivered upon Termination of Restricted Period

[Date]

Trinseo Luxco Finance SPV S.à r.l.
Trinseo NA Finance SPV LLC
26, boulevard Royal

L-2449 Luxembourg

Grand Duchy of Luxembourg
Attention: Manager

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

with a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Ropes & Gray LLP

1211 Avenue of the America

New York, NY 10036-8704

Attn: Sam Badawi

Re:           Trinseo Luxco Finance SPV S.à r.l. and Trinseo NA Finance SPV LLC (the “Issuers”) 7.625% Second Lien Senior Secured Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

This letter relates to Notes represented by a temporary global note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of the Indenture dated as of January 17, 2025 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $379,494,400 principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture. We certify that we [are][are not] an Affiliate of either Issuer.

The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Section 2.8.      Form of Certificate to Be Delivered in Connection with Transfers to IAIs

[Date]

Trinseo Luxco Finance SPV S.à r.l.
Trinseo NA Finance SPV LLC
c/o Trinseo LLC
1000 Chesterbrook Boulevard
Suite 300
Berwyn, PA 19312
Attention: Chief Legal Officer

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

Re:      Trinseo Luxco Finance SPV S.à r.l. and Trinseo NA Finance SPV LLC

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $379,494,400 principal amount of the 7.625% Second Lien Senior Secured Notes due 2029 (the “Notes”) of Trinseo Luxco Finance SPV S.à r.l. and Trinseo NA Finance SPV LLC (the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.            We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.            We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either Issuer or any affiliate of either Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuers or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to Non-U.S. Persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuers.

3.            We [are][are not] an Affiliate of either Issuer.

TRANSFEREE:

BY:

Section 2.9.      Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S

[Date]

Trinseo Luxco Finance SPV S.à r.l.
Trinseo NA Finance SPV LLC
c/o Trinseo LLC
1000 Chesterbrook Boulevard
Suite 300
Berwyn, PA 19312
Attention: Chief Legal Officer

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

Re:      Trinseo Luxco Finance SPV S.à r.l. and Trinseo NA Finance SPV LLC (the “Issuers”) 7.625% Second Lien Senior Secured Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[ ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)           the offer of the Notes was not made to a person in the United States;

(b)          either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of either Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of either Issuer.

The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Section 2.10.      Form of Certificate to Be Delivered in Connection with Transfers to AIs

[Date]

Trinseo Luxco Finance SPV S.à r.l.
Trinseo NA Finance SPV LLC
c/o Trinseo LLC
1000 Chesterbrook Boulevard
Suite 300
Berwyn, PA 19312
Attention: Chief Legal Officer

The Bank of New York Mellon, as Trustee

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

Re:      Trinseo Luxco Finance SPV S.à r.l. and Trinseo NA Finance SPV LLC

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the 7.625% Second Lien Senior Secured Notes due 2029 (the “Notes”) of Trinseo Luxco Finance SPV S.à r.l. and Trinseo NA Finance SPV LLC (the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.            I am an “accredited investor” (as defined in Rule 501(a)(4) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) and I am acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of my investment in the Notes and I invest in or purchase securities similar to the Notes in the normal course of my business. I am able to bear the economic risk of my investment.

2.            I understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. I agree on my own behalf to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either Issuer or any affiliate of either Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuers or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person I reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to Non-U.S. Persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $200,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of my property be at all times within my control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuers.

3.            I understand and acknowledge that upon the issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the Notes that I acquire will be certificated Notes that will bear, and all certificates issued in exchange therefor or in substitution thereof will bear, a restrictive legend set forth in Section 2.1(e) of the Indenture.

4.            I am an Affiliate of the Issuers.

TRANSFEREE:

BY:

Section 2.11.      Mutilated, Destroyed, Lost or Stolen Notes

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuers shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security and/or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuers or the Trustee in connection therewith. Such Holder shall furnish security and/or indemnity sufficient in the judgment of the Trustee and the Issuers to protect them from any loss which any of them may suffer from any claim, loss, cost or liability resulting from such lost or stolen Note, and, in the absence of notice to the Issuers, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuers may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.12.      Outstanding Notes

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event either Issuer or an Affiliate of either Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.5 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Responsible Officer of the Trustee actually knows to be held by either Issuer or an Affiliate of either Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.13.      Temporary Notes

In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.14.      Cancellation

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuers or any Guarantor acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Issuers may not issue new Notes to replace Notes they have paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.15.      Payment of Interest; Defaulted Interest

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3. From the Issue Date through and including the sixth Interest Payment Date following the Issue Date, the Issuers shall pay interest as follows: (a) 5.125% per annum in cash plus (b) 2.50% per annum of the stated interest either (i) by increasing the principal amount of the outstanding Notes, or (ii) issuing Additional Notes, unless the Issuers elect to instead pay such 2.50% per annum in cash. Thereafter until maturity, the entire 7.625% per annum shall be payable in cash.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days, shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:

(a)           The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Issuers shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuers shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuers, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.1, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)           The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuers to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

(c)           The Company shall make payments of interest in accordance with the provisions of Section 1 and Section 2 of the Notes. In connection with the payment of any interest in kind, (x) if the Notes are represented by one or more Definitive Notes, by issuing additional Definitive Notes to the relevant record Holder on the relevant Interest Payment Date (the “PIK Notes”) in an aggregate principal amount equal to the relevant amount of interest to be paid in kind (rounded up to the nearest $1.00) and the Trustee will, upon receipt of an Issuer Order, authenticate and deliver such PIK Notes in the form of Definitive Notes for original issuance to the Holders on the relevant record date, as shown by the records of the Registrar and (y) if the Notes are represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of in-kind interest for the applicable interest period (rounded up to the nearest $1.00), and the Trustee, upon receipt of an Issuer Order, will increase the principal amount of the outstanding Global Note by such amount. The issuance of any PIK Notes to any Holder shall be computed on the basis of the aggregate principal amount of the Notes held by such Holder. Any PIK Notes issued as Definitive Notes shall be dated as of the applicable Interest Payment Date and shall bear interest from and after such date. All PIK Notes shall be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Notes issued on the initial issue date of such Notes. Any PIK Notes shall be issued with the description “PIK Note” on the face of such Note. References in this Indenture and the Notes to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of any payment of interest in kind. The Notes issued on the initial issue date, any increase in the balance of such Notes in connection with the payment of any interest in-kind and any PIK Notes shall be treated as a single class for all purposes under this Indenture. Following an increase in the principal amount of the outstanding Global Notes as a result of a payment of interest in kind, the Global Notes shall bear interest on such increased principal amount from and after the date of such payment.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.16.      CUSIP and ISIN Numbers

The Issuers in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

Article III

AFFIRMATIVE COVENANTS

Section 3.1.      Payment of Notes.

(a)           The Issuers shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. New York time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture. PIK Interest shall be considered paid on the date due if on such date the Trustee has received (i) an Issuer Order, pursuant to Section 2.2 hereof, from the Issuers signed by an Officer of each Issuer to increase the balance of the outstanding Global Notes to reflect such PIK Interest or (ii) a PIK Note duly executed by the Issuers together with an Issuer Order, pursuant to Section 2.2 hereof, of each Issuer signed by an Officer of each Issuer requesting the authentication of such PIK Notes by the Trustee.

(b)           The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

(c)      (1)      All payments that the Issuers make under or with respect to the Notes and that any Guarantor makes under or with respect to any Note Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any Taxes imposed or levied by or on behalf of the United States, any jurisdiction in which either Issuer or any Guarantor is incorporated, organized or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any department or political subdivision or Governmental Authority or in any of the foregoing having the power to tax (each, a “Relevant Taxing Jurisdiction”), unless withholding or deduction is then required by law or by the official interpretation or administration of law. If either Issuer or any Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, such Issuer or such Guarantor, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or beneficial owner of the Notes (including Additional Amounts) after such withholding or deduction will be not less than the amount the Holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

(d)            Neither Issuer nor any Guarantor will pay Additional Amounts to a Holder or beneficial owner of Notes in respect or on account of:

(1)            any Taxes that would not have been imposed or levied by a Relevant Taxing Jurisdiction but for the holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction (other than the mere receipt or holding of Notes or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under the Notes, this Indenture or any Note Guarantee);

(2)            any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes to (i) comply with any certification or identification requirements, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but in each case only to the extent that the holder or beneficial owner, as the case may be, is legally entitled to provide such certification or (ii) provide an IRS Form W-9 or applicable IRS Form W-8 (together with any required attachments and including any successor forms;

(3)            any Taxes imposed by reason of such holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of Trinseo US Holding, Inc. entitled to vote;

(4)            any Taxes imposed on a holder by reason of its past or present status as a bank that acquired the Notes in consideration for an extension made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(5)            any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(6)            any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes;

(7)            any Tax imposed on or with respect to any payment by the Issuers or a Guarantor to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Note;

(8)            any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

(9)            any Tax that is imposed or levied on or with respect to a Note presented for payment on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union or the United Kingdom; or

(10)          any U.S. backup withholding taxes;

(11)          any Tax due pursuant to the Luxembourg law of 23 December 2005, as amended, introducing a withholding tax on certain interest payments to Luxembourg resident individuals; or

(12)          any withholding or deduction imposed pursuant to FATCA.

(e)           The Issuers and each Guarantor will (i) make such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(f)            Upon request, the Issuers or the relevant Guarantor will take reasonable efforts to furnish to the Trustee or a holder within a reasonable time certified copies of tax receipts evidencing the payment by the Issuers or such Guarantor, as the case may be, of any Taxes imposed or levied by a Relevant Taxing Jurisdiction.

(g)           If, notwithstanding the reasonable efforts of the Issuers or such Guarantor to obtain such receipts, the same are not obtainable, then the Issuers or such Guarantor will provide such holder with other evidence reasonably satisfactory to the holder of such payment by the Issuers or such Guarantor.

(h)           The Issuers and each Guarantor shall pay (i) any present or future stamp, issue, registration, court documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery or registration of the Notes, any Note Guarantee or this Indenture or any other document or instrument referred to thereunder or hereunder and any such taxes, charges, duties or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, such Note Guarantee or this Indenture or any such other document or instrument following the occurrence of any Event of Default with respect to the Notes, and (ii) any stamp, court, or documentary taxes (or similar charges or levies) imposed by any Relevant Taxing Jurisdiction with respect to the receipt of any payments with respect to the Notes or such Note Guarantee. Neither the Issuers nor any Guarantor will, however, pay such amounts that are (a) imposed on or result from a sale or other transfer or disposition by a Holder or beneficial owner of a Note, or (b) any registration duties due in Luxembourg in case of voluntary registration (présentation à l’enregistrement) of the Notes, any Note Guarantee or this Indenture or any other document or instrument referred to thereunder or hereunder, by a Holder or beneficial owner of a Note with the Registration, Estates and VAT Department (Administration de l’enregistrement, des domaines et de la TVA) in Luxembourg or where such registration is not required to establish, maintain, preserve or enforce the rights of the Holder.

(i)            Section 3.1(c) through (j) will survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Issuers or any Guarantor is organized, incorporated or otherwise resident for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

(j)            At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), if the Issuers will be obligated to pay Additional Amounts with respect to such payment, the Issuers will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information (other than the identities of Holders and beneficial owners) as is necessary to enable the Trustee or Paying Agent, as the case may be, to pay such Additional Amounts to the Holders of such Notes on the payment date.

Section 3.2.      Reports.

(a)            Whether or not required by the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) (“EDGAR”), the Company will furnish to the Holders of the Notes, within fifteen (15) days after the time periods specified below:

(1)            all financial information of Trinseo PLC that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or Form 6-K and Form 20-F if Trinseo PLC were a “foreign private issuer” as such term is defined under the rules and regulations of the SEC), if Trinseo PLC were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Trinseo PLC’s certified independent accountants, within, in the case of annual information, 120 days after the end of each fiscal year and within, in the case of quarterly information, 60 days after the end of each of the first three fiscal quarters of each fiscal year; and

(2)            as promptly as provided in the SEC’s rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K (or Form 6-K if Trinseo PLC was a “foreign private issuer” as such term is defined under the rules and regulations of the SEC) if Trinseo PLC were required to file such reports;

in each case, in a manner that complies in all material respects with the requirements specified in such form. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured. In addition, to the extent not satisfied by the foregoing, the Company agrees that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective purchasers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)           Substantially concurrently with the furnishing or making such information available to the Holders pursuant to Section 3.2(a), unless otherwise made available on EDGAR, the Company shall also post copies of such information required by Section 3.2(a) on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, prospective purchasers of the Notes (which prospective purchasers shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions that are reasonably satisfactory to the Company; provided, further, that such Holders, prospective investors, security analysts or market makers will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute any such reports (and the information contained therein) and information.

(c)           The Company may satisfy its obligations set forth in Sections 3.2(a) and (b) by furnishing reports relating to any parent entity or holding company of Trinseo PLC (including by making such reports available through EDGAR).

(d)           The Company will also hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter; it being understood that such quarterly conference call may be the same conference call as with the lenders under any Credit Facility (if applicable) or with any equity investors of the Company’s (or any Parent’s) and analysts. In the event the Company (or any Parent) does not hold any such conference call for equity investors and analysts, the conference call for the Holders of the Notes will be held following the last day of each fiscal quarter of the Company and the Company will use its commercially reasonable efforts to cause such call to be held not later than ten (10) Business Days from the time that the Company distributes the financial information as set forth in Section 3.2(b). The Company will issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call.

(e)           Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 3.3.      Maintenance of Office or Agency. The Issuers will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices to or upon the Issuers in respect of the Notes and this Indenture may be delivered. The Corporate Trust Office of the Trustee shall be such office or agency of the Issuers, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as their agent to receive all such presentations and surrenders.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.4.      Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Issuers will do or cause to be done all things necessary to preserve and keep in full force and effect their legal existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuers and each Restricted Subsidiary; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

Section 3.5.      Payment of Taxes. Each Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon it or any of its Subsidiaries; provided, however, that the Issuers shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the relevant Issuer), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

Section 3.6.      Payments for Consent. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Note Guarantees unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 3.7.      Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuers an Officer’s Certificate, one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company, stating that in the course of the performance by the signer of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuers are taking or propose to take with respect thereto.

Section 3.8.      Statement by Officers as to Default. Each Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuers become aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuers are taking or propose to take with respect thereto.

Section 3.9.      Additional Collateral. Subject to the Intercreditor Agreements, at the Issuers’ expense, subject to the limitations and exceptions of this Indenture, including, without limitation, the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, the Issuers shall take all action necessary or reasonably requested by the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including always ensuring that the obligations are secured by a second priority security interest in all Collateral, including, but not limited to, the Equity Interests of the Issuers and the Specified IP.

Section 3.10.   Further Assurances. The Issuers shall, promptly upon reasonable request by the Collateral Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as necessary from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement and subject to the Intercreditor Agreements.

Article IV

NEGATIVE COVENANTS

Section 4.1.      Liens. No Note Party shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Note Document;

(b)           Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or equivalent accounting principles in the relevant jurisdiction;

(c)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.1(a)(5);

(d)           Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution including any netting and the right of setoff, and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(e)           Liens in favor of any Note Party;

(f)            Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(g)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(h)           Liens that are contractual rights of setoff or rights of pledge relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness;

(i)            Liens to secure Indebtedness permitted to be incurred under Section 4.2(g); and

(j)            solely with respect to Aristech or Altuglas:

(1)            Liens existing on the Issue Date and any modifications, replacements, renewals, refinancings or extensions thereof; provided, that (i) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof, and (ii) the replacement, renewal, refinancing or extension of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 4.2;

(2)            Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or equivalent accounting principles in the relevant jurisdiction;

(3)            statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of any property or assets of Aristech or Altuglas, as applicable, or materially impair the operation of the business of Aristech or Altuglas, as applicable, or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(4)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Aristech or Altuglas, as applicable;

(5)            deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(6)            (i) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, matters which would be disclosed by an accurate survey or inspection of any Real Property and other, similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of Aristech or Altuglas, as applicable, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties or (ii) easements, rights-of-way, restrictions (including zoning restrictions) or encroachments that are reserved for the benefit of The Dow Chemical Company on any leased Real Property;

(7)            Liens securing judgments for the payment of money not constituting an Event of Default;

(8)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Aristech or Altuglas, as applicable, or (ii) secure any Indebtedness;

(9)            Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(10)          Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(11)          Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 4.6 or, to the extent related to any of the foregoing, to be applied against the purchase price for such Investment, or consisting of an agreement to Dispose of any property in a Disposition permitted under Section 4.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(12)          Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder;

(13)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.6;

(14)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(15)          Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of Aristech or Altuglas, as applicable, to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Aristech or Altuglas, as applicable;

(16)          ground leases in respect of Real Property on which facilities owned or leased by Aristech or Altuglas, as applicable;

(17)          any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by Aristech or Altuglas, as applicable, in the ordinary course of business;

(18)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Aristech or Altuglas, as applicable, in the ordinary course of business permitted by this Indenture;

(19)          Liens to secure Indebtedness permitted under Section 4.2(j)(1); provided, that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease, replacement or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Lease Obligations and the proceeds and products thereof and customary security deposits; provided, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(20)         Liens existing on property at the time of the acquisition thereof, in each case after the Issue Date (including Capital Leases as provided for in Section 4.2); provided that (i) such Lien was not created in contemplation of such acquisition and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or such Person becoming a Restricted Subsidiary);

(21)         (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Aristech or Altuglas, as applicable;

(22)          Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(23)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(24)          Liens on Securitization Assets purported to be sold or otherwise transferred in connection with a Permitted Securitization;

(25)          the modification, replacement, renewal or extension of any Lien permitted by clauses (k)(xxii) and (k)(xxiv) of this Section 4.1; provided that (i) the Lien does not extend to any additional property, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) their modification, renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 4.2 (to the extent constituting Indebtedness); and

(26)          other Liens with respect to property or assets of Aristech or Altuglas, as applicable, securing obligations in an aggregate principal amount outstanding at any time not to exceed $5,000,000.

The expansion of Liens by virtue of accrual of interest and the payment of interest will not be deemed to be an incurrence of Liens for purposes of this Section 4.1.

Section 4.2.      Indebtedness. No Note Party shall, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Note Party under the Note Documents (other than any Additional Notes);

(b)           the Intercompany Parent Note;

(c)           intercompany Indebtedness owing by the Company to Trinseo Finance in an aggregate amount not to exceed the amount of net proceeds received by Trinseo Finance from or in connection with any JV Sale; provided that any such intercompany Indebtedness shall be unsecured and subordinated to the Obligations in a manner reasonably acceptable to the Required Holders and be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent;

(d)           intercompany Indebtedness owing by the Company to any Foreign Guarantor in an aggregate amount not to exceed the amount of net proceeds received by such Foreign Guarantor from a Disposition of its assets; provided that any such intercompany Indebtedness shall be unsecured and subordinated to the Obligations in a manner reasonably acceptable to the Required Holders and be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent;

(e)          obligations owed by the Company or Trinseo Finance to any financial institution in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(f)           Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(g)          Indebtedness under the Super HoldCo Credit Agreement not to exceed the outstanding principal amount of term loans outstanding under the Super HoldCo Credit Agreement on the Issue Date plus any capitalized interest thereon, as such amount is reduced from time to time pursuant to repayments or other transactions with respect to Indebtedness under the Super HoldCo Credit Agreement;

(h)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (h) above;

(i)            any unsecured Guarantee by any Note Party of the obligations of any Affiliate of such Note Party to suppliers, distributors, customers and licensees in the ordinary course of business;

(j)           solely with respect to Aristech or Altuglas:

(1)            Indebtedness outstanding on the Issue Date and any Permitted Refinancing thereof;

(2)            (i) Attributable Indebtedness and other Indebtedness (including Capitalized Lease Obligations) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by Aristech or Altuglas, as applicable, prior to or within 270 days after the acquisition, lease, construction, repair, replacement, or improvement of the applicable asset in an aggregate outstanding principal amount not to exceed at any time outstanding $5,000,000, in each case determined at the time of incurrence, and any Permitted Refinancing thereof and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 4.5 and any Permitted Refinancing thereof; provided, that no Indebtedness may be incurred pursuant to this clause (2) for the purposes of effectuating a Liability Management Transaction;

(3)            Indebtedness in respect of Swap Contracts (as defined in the OpCo Credit Agreement as in effect on the Issue Date) designed to hedge against exposure of Aristech or Altuglas, as applicable, to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(4)            Indebtedness representing deferred compensation to employees of Aristech or Altuglas, as applicable, incurred in the ordinary course of business;

(5)            Indebtedness arising out of, or in connection with, Cash Management Practices, provided that any such Indebtedness owed by Note Parties to Restricted Subsidiaries that are not Note Parties shall be subordinated to the Obligations pursuant to a subordination agreement and related documentation in form and substance reasonably satisfactory to the Required Holders;

(6)            Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(7)            Indebtedness incurred by Aristech or Altuglas, as applicable, in the form of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(8)            obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Aristech or Altuglas, as applicable, or obligations in the form of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(9)            to the extent constituting Indebtedness, obligations of Aristech or Altuglas, as applicable, if a seller or servicer (or any obligation of Aristech or Altuglas, as applicable, in respect of a seller or servicer) in a Permitted Securitization in respect of any Standard Securitization Undertakings (as defined in the OpCo Credit Agreement as in effect on the Issue Date) as to such Permitted Securitization;

(10)          Indebtedness which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (xix) and then outstanding, does not exceed $5,000,000, in each case determined at the time of incurrence, and any Permitted Refinancing thereof; and

(11)          unsecured Indebtedness in respect of obligations of Aristech or Altuglas, as applicable, to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money; and

(12)          [reserved]; and

(k)            Notwithstanding the foregoing, the Issuers will not, and will not permit any Subsidiary to, create, incur, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable with respect to any Indebtedness that is incurred for the purposes of effectuating a Liability Management Transaction (such creation, incurrence, assumption or guaranty being referred to as “LMT Indebtedness”), unless each directly and adversely affected Holder promptly, or has been, offered an opportunity to fund or otherwise provide its pro rata share (in each case, based on the amount of Obligations that are adversely affected thereby held by each such Holder and calculated without regard to such LMT Indebtedness) of such LMT Indebtedness on the same terms as offered to all other Holders (other than bona fide backstop or support fees and reimbursement of counsel and financial advisor fees and other expenses in connection with the negotiation of the terms of such transaction) pursuant to a written offer made to each such Holder describing the material terms of such LMT Indebtedness, which offer shall remain open to each such Holder for a period of not less than five Business Days; provided, however, that any such Holder may designate any of its Affiliates to provide such LMT Indebtedness on its behalf with the Obligations of such Holder being treated, for purposes hereof, as though such Holder had provided such LMT Indebtedness itself, without the written consent of each such Holder; provided that the foregoing will not restrict the incurrence of LMT Indebtedness by any Issuer or any Subsidiary in connection with any DIP Financing. Notwithstanding the foregoing, neither any Issuer nor any Guarantors shall be permitted to create, incur, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable with respect to any LMT Indebtedness that is from or of a Subsidiary that is not a Guarantor (such creation, incurrence, assumption or guaranty being referred to as “Non-Guarantor LMT Indebtedness of Note Parties”) to the extent that any Indebtedness of any Issuer or any such Subsidiaries, together with any Non-Guarantor LMT Indebtedness of Note Parties, would or would reasonably be expected to result in two or more bankruptcy claims against the same Guarantor (including direct claims and indirect claims, such as through an intercompany claim in connection with a “double dip”), arising from one transaction or series of transactions relating to the same underlying Non-Guarantor LMT Indebtedness of Note Parties, unless each directly and adversely affected Holder has been offered an opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each such Holder and calculated without regard to such Non-Guarantor LMT Indebtedness of Note Parties) of such Non-Guarantor LMT Indebtedness of Note Parties on the same terms as offered to all other such Holders (other than bona fide backstop or support fees and reimbursement of counsel and financial advisor fees and other expenses in connection with the negotiation of the terms of such transaction) pursuant to a written offer made to each such Holder describing the material terms of such Non-Guarantor LMT Indebtedness of Note Parties, which offer shall remain open to each such Holder for a period of not less than five Business Days; provided, however, that any such Holder may designate any of its Affiliates to provide such Non-Guarantor LMT Indebtedness of Note Parties on its behalf with the Obligations of such Holder being treated, for purposes hereof, as though such Holder had provided such Non-Guarantor LMT Indebtedness of Note Parties itself, without the written consent of each such Holder (the “Pro Rata Offer Exception”). Subject to the Pro Rata Offer Exception mutatis mutandis, any LMT Indebtedness that benefits from pari passu liens on any Collateral may not also benefit from guarantees from any subsidiary of any Issuer or any Subsidiary that is not a Guarantor.

For purposes of determining compliance with this Section 4.2, Indebtedness incurred under the Note Documents shall only be classified as incurred under Section 4.2(a).

The accrual of interest and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the applicable Note Party dated such date prepared in accordance with GAAP.

Section 4.3.      Subsidiaries. No Note Party shall form or acquire any direct Subsidiary after the Issue Date.

Section 4.4.      Fundamental Changes. No Note Party shall merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (a) Trinseo Finance, Altuglas and Aristech may effect a Disposition permitted pursuant to Section 4.5 and (b) the Luxembourg Loan Parties may undertake a Permitted Relocation.

Section 4.5.      Dispositions. No Note Party shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)            the JV Sale so long as (i) Trinseo Finance receives at least Fair Market Value therefor, (ii) 75% of the consideration is paid in cash or Cash Equivalents (in each case free and clear of all Liens at the time received), and (iii) at the date of entry into a definitive document for the JV Sale, no Default or Event of Default exists or will result therefrom, and on the closing date of the JV Sale, no Event of Default pursuant to Section 6.1(a)(1), (8) or (9) exists or will result therefrom.

(b)          Dispositions that constitute a Restricted Payment permitted by Section 4.6, a Permitted Investment or Liens permitted by Section 4.1;

(c)          Dispositions of cash and Cash Equivalents;

(d)          the Note Parties may consummate the Transactions; and

(e)          solely with respect to Aristech or Altuglas:

(1)            (x) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Aristech or Altuglas, as applicable, and (y) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(2)            Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets in the ordinary course of business (including allowing any issuances, registrations or any applications for registration of any immaterial Intellectual Property to lapse or become abandoned in the ordinary course of business);

(3)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(4)            Dispositions that otherwise constitute a Restricted Payment permitted by Section 4.6 or a Permitted Investment (other than a Permitted Investment pursuant to clause (d) or (y) of the definition thereof) and Liens permitted by Section 4.1;

(5)            [reserved];

(6)            (i) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other Intellectual Property rights) and termination thereof, in each case in the ordinary course of business and which do not materially interfere with the business of Aristech or Altuglas, as applicable, and (ii) Dispositions of Intellectual Property that are not material to the business of Aristech or Altuglas, as applicable;

(7)            transfers of property subject to any event that gives rise to the receipt by a Person of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property;

(8)            Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(9)            so long as Aristech or Altuglas, as applicable, receives at least fair market value therefor (taking into account any Securitization Seller’s Retained Interest (as defined in the OpCo Credit Agreement as in effect on the Issue Date)), any sale of Securitization Assets in connection with a Permitted Securitization;

(10)          Dispositions of property; provided, that (i) at the time of such Disposition no Event of Default shall exist or would result from such Disposition (other than, except in the case of an Event of Default under Section 6.1(a)(1), any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) Aristech or Altuglas, as applicable, shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents;

(11)          any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Aristech or Altuglas, as applicable, as determined in good faith by the management of Aristech or Altuglas, as applicable;

(12)          the unwinding of any Swap Contracts (as defined in the OpCo Credit Agreement as in effect on the Issue Date) pursuant to its terms; and

(13)          Dispositions in the aggregate pursuant to this clause (13) not to exceed $5,000,000, as determined at the time of such Disposition;

provided that any Disposition of any property pursuant to Section 4.5(e)(10) or (13) shall be for no less than the fair market value of such property at the time of such Disposition.

To the extent any Collateral is Disposed of as expressly permitted by this Section 4.5 to any Person other than a Note Party, such Collateral shall be sold free and clear of the Liens created by the Note Documents, and the Trustee or the Collateral Agent, as applicable, upon receipt of an Officer’s Certificate and Opinion of Counsel, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 4.6.      Restricted Payments. No Note Party (other than Trinseo PLC) shall declare or make, directly or indirectly, any Restricted Payment, except:

(a)          so long as no Event of Default exists or shall result therefrom (whether or not waived), (i) Trinseo Finance and Holdings may make Restricted Payments, in each case, in an amount not to exceed the amount of “Excess Cash Distributions” (as such term is defined in the JV Agreement) received on account of the JV Interests but not any special or liquidating dividend or distribution and (ii) Aristech and Altuglas may make Restricted Payments in cash to Trinseo US Holding, Inc.;

(b)          the Company may make Restricted Payments as permitted by Section 7.06(b) and (c) of the Super HoldCo Credit Agreement as in effect as of the date hereof; and

(c)          Restricted Payments by the Issuers with the proceeds from any prepayment of Indebtedness incurred by the Company under Section 4.2(c) to the extent such prepayment was permitted herein.

Section 4.7.      Certain Undertakings Relating to Separateness. Each of the Note Parties (other than Trinseo PLC, Aristech and Altuglas) shall conduct its business and operations separate and apart from that of any other Person (including the holders of its Equity Interests and their respective Affiliates) and in furtherance of the foregoing, each Note Party (other than Trinseo PLC, Aristech and Altuglas) shall:

(a)          not become involved in the day to day management of any other Person, other than in the case of Trinseo Finance, its role as a member of Americas Styrenics;

(b)          not engage in transactions with any other Person other than (i) entering into the Note Documents, (ii) in the case of the Company, the making of the 2023 Incremental Term Loans, the 2023 Refinancing Term Loans and the 2025 Incremental Term Loans (each such term under, and as defined in, the Super HoldCo Credit Agreement as in effect on the Issue Date), (iii) activities permitted by its Organization Documents, (iv) in the case of Trinseo Finance, the JV Agreement and activities permitted thereunder and (v) matters incident or ancillary to the foregoing;

(c)          observe all formalities required of a limited liability company under the laws of the State of Delaware, the State of Kentucky and of a private limited liability company (société à responsabilité limitée), organized and established under the laws of Luxembourg, as applicable;

(d)          (i) maintain separate company records and books of account from any other Person and (ii) to the extent applicable, clearly identify its offices, if any, as its offices and, to the extent that such Note Party and its Affiliates have offices in the same location, allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate;

(e)          except to the extent otherwise permitted by the Note Documents, maintain its assets separately from the assets of any other Person (including through the maintenance of a separate bank account) in a manner that is not costly or difficult to segregate, identify or ascertain such assets;

(f)           maintain separate financial statements (or if part of a consolidated group, then it will show as a separate member of such group), books and records from any other Person;

(g)          allocate and charge fairly and reasonably any overhead shared with Affiliates;

(h)          transact all business with Affiliates on an arm’s length basis and pursuant to written, enforceable agreements, except to the extent otherwise provided in the Note Documents;

(i)           not assume, pay or Guarantee any other Person’s obligations or advance funds to any other Person for the payment of expenses or otherwise, except pursuant to the Note Documents;

(j)           conduct all business correspondence and other communications in its own name, and use separate stationery, invoices, and checks;

(k)           not act as an agent of any other Person in any capacity except pursuant to contractual documents indicating such capacity and only in respect of transactions permitted by its Organization Documents, the Note Documents and matters necessarily incident thereto;

(l)           not permit any Affiliate to guarantee, provide indemnification for, or pay its obligations, except for any indemnities and guarantees in connection with the Note Documents or any consolidated tax liabilities, or except as permitted by its Organization Documents;

(m)         compensate its consultants or agents, if any, from its own funds;

(n)          maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(o)          fail at any time to have at least one (1) Independent Manager on its board of managers; provided, however, if such Independent Manager is deceased, withdraws, resigns or is removed for cause, such Note Party shall not breach or violate this Section 4.7(o) if such Note Party uses commercially reasonable efforts to replace such Independent Manager with another Independent Manager acceptable to the Required Lenders under, and as defined in, the Super HoldCo Credit Agreement as in effect on the Issue Date, provided, further, however, that during such period, no matter that requires the vote of the Independent Manager under such Note Party’s Organization Documents shall be considered, approved of, or otherwise voted on by the board of managers of any Note Party or any committee or sub-committee thereof;

(p)          appoint any Person as an Independent Manager who does not satisfy the definition of an Independent Manager; and

(q)          not amend, restate, supplement or otherwise modify its Organization Documents in violation of this Indenture or in any respect that would impair its ability to comply with the Note Documents.

Each Note Party hereby acknowledges that the Trustee and each Holder is entering into the transactions contemplated by this Indenture in reliance upon each Note Party’s (other than the Trinseo PLC’s) identity as a legal entity that is separate from its Affiliates.

Section 4.8.      Transactions with Affiliates. No Note Party (other than Trinseo PLC) shall, directly or indirectly, enter into any transaction of any kind with any Affiliate involving aggregate payments or consideration in excess of $1,000,000 for any individual transaction or series of related transactions, whether or not in the ordinary course of business, other than (i) transactions among Note Parties, (ii) 2023 Incremental Term Loans, the 2023 Refinancing Term Loans and the 2025 Incremental Term Loans (each such term under, and as defined in, the Super HoldCo Credit Agreement as in effect on the Issue Date) and all transactions related thereto, (iii) transactions permitted under Section 4.2, Section 4.4, Section 4.5 or Section 4.6, (iv) transactions on terms substantially as favorable to the Note Parties as would be obtainable by such Note Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (v) the Intercompany Note or the Intercompany Parent Note, (vi) solely with respect to Aristech or Altuglas; and (vii) transactions related to Cash Management Practices:

(a)          so long as no Default or Event of Default shall have occurred, transactions between Aristech and Altuglas on one hand, and Subsidiaries of Trinseo PLC on the other hand, in the ordinary course of business and consistent with past practice;

(b)          on terms substantially as favorable to Aristech or Altuglas as would be obtainable thereby at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)          Restricted Payments permitted under Section 4.6 and Permitted Investments;

(d)          employment, consulting, and severance and other service or benefit-related arrangements between Aristech or Altuglas and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and other equity award and employee benefit plans and arrangements in the ordinary course of business;

(e)          the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Aristech or Altuglas in the ordinary course of business;

(f)           the Transactions;

(g)          transactions pursuant to agreements in existence on the Issue Date (to the extent not otherwise permitted by this Indenture) or any amendment thereto to the extent such an amendment is not adverse to the Holders in any material respect;

(h)          transactions related to Permitted Securitizations; and

(i)           transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Aristech or Altuglas, as applicable, in the reasonable determination of the board of directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Section 4.9.      Burdensome Agreements. No Note Party shall enter into or permit to exist any contractual obligation (other than this Indenture, the Super HoldCo Credit Agreement and documentation related thereto or any other Note Document) that limits the ability of any Note Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Holders with respect to the Obligations or under the Note Documents; provided that the foregoing shall not apply to contractual obligations which:

(a)          exist in the JV Agreement as of the Issue Date;

(b)          arise in connection with any Disposition permitted by Section 4.4 or 4.5 and relate solely to the assets or Person subject to such Disposition;

(c)          arise in connection with Indebtedness permitted by Section 4.2; and

(d)          arise in connection with cash or other deposits permitted under Section IV and the definition of Permitted Investments and limited to such cash or deposit.

Section 4.10.      Americas Styrenics. Trinseo Finance shall not consent to any amendment to the JV Agreement that would materially and adversely affect the interests of the Note Parties (taken as a whole) or the Holders.

Trinseo Finance shall not consent, and shall cause its Class D Directors (as defined in the JV Agreement) not to consent, to Americas Styrenics incurring any Indebtedness except (i) Indebtedness in respect of Capitalized Lease Obligations and equipment financing incurred in the ordinary course of business, (ii) Indebtedness not to exceed $25,000,000 in the aggregate outstanding at any time and (iii) that certain revolving facility in existence on the date hereof not to exceed $60,000,000 in the aggregate outstanding at any time; provided that the proceeds of any Indebtedness incurred pursuant to clauses (i), (ii) and (iii) shall only be used for working capital and general corporate purposes but not to make distributions or dividends.

Section 4.11.      OpCo Credit Agreement. The Company shall not consent to any amendment to the OpCo Credit Agreement that would materially and adversely affect the interests of the Holders, provided that the Company shall consent on the Issue Date to (a) entry into (i) that certain 2025 Incremental Amendment to the OpCo Credit Agreement and (ii) the Superpriority RCF Credit Agreement and (b) the incurrence of Indebtedness under the Superpriority RCF Credit Agreement.

Section 4.12.      Accounting Changes. No Note Party shall make any change in its fiscal year.

Section 4.13.      Conduct of Business. The Issuers will not, and will not permit any of their Restricted Subsidiaries to, engage in any businesses other than any business conducted or proposed to be conducted by the Issuers and their Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto or any reasonable extension thereof.

Section 4.14.      Prepayments, Etc. of Indebtedness.

(a)           No Note Party shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Indebtedness that is required to be expressly subordinated to the Obligations in right of payment or security pursuant to the terms of the Note Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) [reserved], (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Stock) of Trinseo PLC, (iii) the prepayment of Indebtedness of the Company owing to Trinseo Finance, a Foreign Guarantor or the prepayment of Indebtedness of Trinseo PLC owing to the Company, in each case to the extent not prohibited by the subordination provisions contained in the Intercompany Note, the Intercompany Parent Note, or such other intercompany note, as applicable, and (iv) prepayments or purchases of Junior Financings to the extent such prepayments or purchases are not prohibited by the Junior Financing Documentation evidencing such Junior Financing.

(b)          No Note Party shall amend, modify or change in any manner materially adverse to the interests of the Holders any term or condition of any Junior Financing Documentation without the consent of the Required Holders (which consent shall not be unreasonably withheld, conditioned or delayed; provided that, to the extent the same would be true under the Intercreditor Agreements, if and to the extent such materially adverse amendment, modification or change is consented to by the agent under the Super Holdco Credit Agreement in accordance with its terms (as in effect on the Issue Date), then such consent shall be deemed to be granted hereunder).

Section 4.15.      Specified IP Covenant.

(a)          No Note Party or Trinseo Europe shall terminate, suffer the termination, revocation, expiration or non-renewal of, amend, modify or otherwise change in any manner any of the Specified IP License Agreements or any term and condition thereof, without the consent of the Required Holders, in each case in a manner that is adverse to Aristech, Altuglas or the Holders.

(b)          Following the Issue Date, no Note Party or any of its Affiliates shall enter into any intellectual property license agreement, sublicense, covenant not to sue or other license or similar arrangement allowing for the use of the Specified IP Rights by any Person (other than Aristech or Altuglas) to use, develop, manufacture, sell, offer for sale, import or otherwise commercialize any products licensed under the applicable Specified IP License Agreement (“Licensed Products”) in North America, other than contract manufacturing rights granted to a Person (including a Note Party or any of its Affiliates) to manufacture Licensed Products for sale solely by or on behalf of Aristech or Altuglas.

(c)          No Note Party or any of its Affiliates (other than Aristech or Altuglas) shall use or assist any third party to use any Specified IP for purposes of using, developing, manufacturing, selling, offering for sale, importing or otherwise commercializing any Licensed Products in North America, other than contract manufacturing rights granted to a Person (including a Loan Party or any of its Affiliates) to manufacture Licensed Products for sale solely by or on behalf of Aristech or Altuglas.

(d)          No Note Party or any of its Affiliates shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition of any of the Specified IP Rights or the Specified IP License Agreements.

(e)          In the event of any failure to perform or observe any term, covenant, or agreement contained in this Section 4.15, the Amended and Restated Specified IP License Agreements will automatically become effective and shall replace their respective Specified IP License Agreements for purposes of this Indenture. In addition, any failure to perform or observe any term, covenant, or agreement contained in this Section 4.15 by any Affiliate of any Note Party, including Trinseo Europe, will be considered a failure by the Note Party for purposes of Article VI of this Indenture.

Section 4.16.      No Flowback. None of the Notes proceeds may be used in Switzerland in a manner which would constitute a use of proceeds in Switzerland as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax unless: (i) a tax ruling countersigned by the Swiss Federal Tax Administration is obtained confirming that any such use of proceeds in Switzerland does not result in Swiss Withholding Tax consequences, or (ii) any such use of proceeds in Switzerland does not result in any Swiss Withholding Tax consequences under then applicable Swiss tax laws.

Article V

REDEMPTION OF SECURITIES

Section 5.1.      Notices to Trustee.

(a)           If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, they must furnish to the Trustee and the Collateral Agent, at least 5 days (or such shorter period acceptable to the Trustee) but not more than 60 days before delivering a notice of redemption to the Holders, an Officer’s Certificate setting forth:

(1)            the clause of this Indenture pursuant to which the redemption shall occur;

(2)            the redemption date;

(3)            the principal amount of Notes to be redeemed; and

(4)            the redemption price;

provided, that any Officer’s Certificate pursuant to this Section 5.1 may be furnished more than 60 days prior to a redemption date if (x) the Officer’s Certificate is furnished in connection with Article VIII or Article XI hereof or (ii) such Officer’s Certificate relates to a redemption that is conditioned upon satisfaction (or waiver by the Issuers in their sole discretion) of one or more conditions precedent and any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion).

(b)           Any optional redemption referenced in such Officer’s Certificate may be canceled by the Issuers at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 5.2.      Selection of Notes to Be Redeemed or Purchased.

(a)           If less than all of the Notes are to be redeemed pursuant to Section 5.7 or Section 5.9, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, in accordance with the procedures of DTC, and (b) if the Notes are in definitive form, by lot (subject to adjustments to maintain the authorized Notes denomination requirements) except:

(1)            if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)            if otherwise required by law.

(b)          No Notes in an unauthorized denomination of less than $2,000 and in integral multiples $1.00 in excess thereof shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

(c)          The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1.00, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 5.3.      Notice of Redemption.

(a)          Except in the case of redemptions due to a Change in Tax Law (for which the time frame will be as set forth in Section 5.9), at least 15 days but not more than 60 days before a redemption date, the Issuers will send or cause to be delivered electronically or mailed by first class mail postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII or XI hereof or in the event the redemption date is delayed as a result of any condition precedent to the occurrence thereof not being satisfied or waived by the Issuers.

(b)          The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)            the redemption date;

(2)            the redemption price;

(3)            if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)            the name and address of the Paying Agent;

(5)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)            that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)            the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)            that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9)            any condition to such redemption.

(c)           At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers have delivered to the Trustee, at least 5 days prior to delivery of such notice of redemption to the Holders (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(d)          The Issuers may provide in such notice of redemption that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(e)          Any redemption and notice of redemption may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering) and if applicable, such notice of redemption shall state that, in the Issuers’ sole discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) or, in the good faith judgment of the Issuers, cannot be satisfied, by the redemption date as stated in such notice, or by the redemption date as so delayed.

Section 5.4.      Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Notice of redemption may, at the Issuers’ option and discretion, be subject to one or more conditions precedent, as the case may be.

Section 5.5.      Deposit of Redemption or Purchase Price.

(a)           By no later than 10:00 a.m. (New York time) on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

(b)          If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1(a) hereof.

Section 5.6.      Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1.00 in excess thereof.

Section 5.7.      Optional Redemption.

(a)           At any time prior to January 17, 2026, the Issuers may redeem the Notes in whole or in part, at their option, at a redemption price equal to 100.000% of the principal amount of such Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest to, but not including, the redemption date.

(b)           At any time and from time to time on or after January 17, 2026, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of the principal amount of such Notes set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on January 17 of the year indicated below:

12 Month Period Commencing January 17 in year	Percentage
2026	103.813%
2027 and thereafter	100.000%

(c)           Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(d)          Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Section 5.1 through Section 5.6.

(e)           If the optional redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.

Section 5.8.      Mandatory Redemption. Upon the occurrence of any event described in Section 2.05(b)(ii), (iii), (iv), (v) or (vi) of the Super HoldCo Credit Agreement as in effect as of the date hereof or Sections 13(c) and (d) of the Foreign Guaranty, the Issuers shall, within 10 Business Days thereafter, send a notice of redemption in accordance with this Article V setting a redemption date not later than 30 days after the date of such notice, redeem the Notes at par plus accrued and unpaid interest to but not including such redemption date; provided that until the obligations under the Super HoldCo Credit Agreement (other than contingent obligations) are paid in full in cash, the Issuers shall not be required pursuant to this Section to redeem the Notes. Subject to the Intercreditor Agreements, Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

Section 5.9.      Tax Redemption.

(a)           The Issuers may, at their option, redeem the Notes, in whole but not in part, at any time upon not less than 15 days’ nor more than 60 days’ notice to the Holders (which notice shall be given in accordance with the procedures described in Section 5.3), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but not including, the redemption date, premium, if any, and all Additional Amounts, if any, then due and that will become due on the date of redemption as a result of the redemption or otherwise, if the Issuers determine in good faith that any Issuer or any Guarantor is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which such Issuer or such Guarantor, as the case may be, cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a Paying Agent located in another jurisdiction), as a result of:

(1)            any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation that becomes effective on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that arises after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder); or

(2)            any change in the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment, or order by a court of competent jurisdiction), on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction has changed since the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder) (each of Section 5.9(a)(1) and Section 5.9(a)(2), a “Change in Tax Law”).

(b)           Notwithstanding the foregoing, the Issuers may not redeem the Notes under this Section 5.9 if a Relevant Taxing Jurisdiction changes under this Indenture and the Issuers are obligated to pay Additional Amounts as a result of a Change in Tax Law of such Relevant Taxing Jurisdiction that was officially announced at the time the latter became a Relevant Taxing Jurisdiction.

(c)           In the case of a Guarantor that becomes a party to this Indenture after the Issue Date or a successor person (including a surviving entity), the Change in Tax Law must become effective after the date that such entity (or another person organized or resident in the same jurisdiction) becomes a party to this Indenture. In the case of Additional Amounts required to be paid as a result of the Issuers conducting business in any jurisdiction other than a Relevant Taxing Jurisdiction, the Change in Tax Law must become effective after the date the Issuers begin to conduct the business giving rise to the relevant withholding or deduction.

(d)          Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Issuers or any Guarantor would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes or the relevant Note Guarantee, as the case may be, were then due and (ii) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

(e)          Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(f)           The foregoing provisions shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to this Indenture.

Article VI

DEFAULTS AND REMEDIES

Section 6.1.      Events of Default.

(a)           Each of the following is an “Event of Default”:

(1)            default in payment of interest, if any, on any Note when due and payable, continued for 30 consecutive days;

(2)            default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)            failure to comply for 60 days (or in the case of a failure to comply with Section 3.2, 120 days) after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in principal amount of the outstanding Notes with the Issuers’ agreements or obligations contained in this Indenture (other than a default referred to in clause (1) or (2) above);

(4)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(A)           is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness; or

(B)            results in the acceleration of such Indebtedness prior to its stated final maturity (after giving effect to any applicable grace periods);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $125.0 million or more;

(5)            failure by the Issuers or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuers for a fiscal period end provided as required under Section 3.2) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $125.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)            any Note Guarantee ceases to be in full force and effect, other than in accordance with the terms of this Indenture or a Guarantor denies or disaffirms its obligations under its Note Guarantee, other than in accordance with the terms of this Indenture or upon release of such Note Guarantee in accordance with this Indenture;

(7)            any security interest or Liens in favor of the Collateral Agent purported to be created by any Collateral Document in any material portion of the Collateral purported to be covered thereby, ceases to be in full force and effect, or is asserted by the Company or any Guarantor in writing not to be a valid and perfected security interest in or Lien on the Collateral covered thereby (in each case, except (A) the failure of the Collateral Agent to maintain possession of possessory Collateral received by it or to have filed UCC continuation statements, which failure is not a direct result of any act, omission, advice or direction of the Company, (B) in connection with a transaction expressly permitted under this Indenture or the Collateral Documents, in each case solely to the extent such termination or release is permitted under this Indenture or the Collateral Documents, or (C) as a result of the satisfaction and discharge of this Indenture as set forth herein);

(8)            any Note Party:

(A)            commences a voluntary case or proceeding;

(B)            consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)            consents to the appointment of a Custodian of it or for substantially all of its property;

(D)            makes a general assignment for the benefit of its creditors;

(E)            consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)            takes any comparable action under any foreign laws relating to insolvency;

(9)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)            is for relief against the Company or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary, in an involuntary case;

(B)            appoints a Custodian of the Company, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary, for substantially all of its property;

(C)            orders the winding up or liquidation of the Company, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together as of the latest audited consolidated financial statements for the Company, would constitute a Significant Subsidiary;

(D)            any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days; or

(E)            a Luxembourg Insolvency Event occurs in relation to the Company or any Guarantor organized under the laws of Luxembourg that is a Significant Subsidiary;

(10)            a Change of Control occurs; or

(11)            a Triggering Event occurs.

A Default under clauses (3), (4), (5) or (11) above will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Issuers (and, in the case of notice from the Holders, the Trustee) of the Default and, with respect to clauses (3) and (5), the Issuers do not cure such Default within the time specified in clauses (3) or (5), as applicable, after receipt of such notice.

Section 6.2.      Acceleration.

(a)          If an Event of Default (other than an Event of Default described in clause (8) or (9) of Section 6.1(a)) occurs and is continuing, (i) the Trustee by notice to the Issuers or (ii) the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuers and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest on, all the Notes to be immediately due and payable as if the Notes were being redeemed on such date in accordance with Section 5.7. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.

(b)          In the event of any Event of Default specified in clause (4) of Section 6.1(a) has occurred and is continuing, such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)            (x) the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y)            the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)            if the default that is the basis for such Event of Default has been cured; and

(2)            (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c)           all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

If an Event of Default described in clause (8) or (9) of Section 6.1(a) occurs and is continuing,  the principal of, premium, if any, and accrued and unpaid interest on, all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders as if the Notes were being redeemed on such date in accordance with Section 5.7.

If the principal of, premium, and accrued and unpaid interest, if any, on the Notes becomes due and payable as provided above (an “Acceleration”), the principal of, and the premium, if any, and accrued but unpaid interest on the Notes that shall be due and payable in connection with any payment that occurs following such Acceleration shall equal the redemption price at such time, as if such Acceleration were an optional redemption of the Notes pursuant to Section 5.7 affected thereby on the date such amount is paid. Subject to applicable Law, the amount described in the preceding sentence is intended to be liquidated damages and not unmatured interest or a penalty. EACH OF THE ISSUERS AND THE GUARANTORS EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE REDEMPTION PRICE DESCRIBED ABOVE UPON ANY SUCH ACCELERATION. Each of the Issuers and the Guarantors expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the redemption price is reasonable and is the product of an arm's length transaction between sophisticated business people, ably represented by counsel; (B) no portion of the redemption price described above shall constitute, or be deemed or considered to be, unmatured interest on the Notes or other amount and none of the Issuers or any Guarantor shall argue under any circumstance that the redemption price described above or any portion thereof constitutes unmatured interest on the Notes; (C) the redemption price described above shall be payable notwithstanding the then prevailing market rates at the time payment is made; (D) there has been a course of conduct between the Holders and the Issuers and the Guarantors giving specific consideration in this transaction for such agreement to pay the redemption price described above; (E) each of the Issuers and each Guarantor shall be estopped hereafter from claiming differently than as agreed to in this paragraph; and (F) in view of the impracticability and extreme difficulty of ascertaining actual damages, the Issuers and the Guarantors on the one hand, and each of the Holders, by holding the Notes, on the other hand, mutually agree that the redemption price described above is a reasonable calculation of the Holders' lost profits as a result of any such prepayments and is not a penalty. For the avoidance of doubt, the Issuers’ or any Guarantor’s payment of the redemption price described above shall not be in lieu of, or otherwise reduce or eliminate, the Issuers’ obligations to the Trustee, the Collateral Agent or any other agent under this Indenture or any other Note Documents.

Section 6.3.      Other Remedies.

(a)           If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.4.      Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuers have paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.5.      Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place for conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or for exercising any trust or power conferred on the Trustee or the Collateral Agent, subject to the Intercreditor Agreements. However, the Trustee or the Collateral Agent may refuse to follow any direction that conflicts with law, this Indenture, the Notes or the Intercreditor Agreements or, subject to Section 7.1 and Section 7.2, that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of other Holders or would subject the Trustee or the Collateral Agent to personal liability; provided, however, that the Trustee and the Collateral Agent may take any other action deemed proper by the Trustee or the Collateral Agent that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee and the Collateral Agent shall be entitled to indemnification satisfactory to them against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

Section 6.6.      Limitation on Suits.

(a)            Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)            such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)            Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)            such Holders have offered in writing to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)            the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security and/or indemnity; and

(5)            the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that is inconsistent with such request within such 60-day period.

(b)           A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7.      Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8.      Collection Suit by Trustee. If an Event of Default specified in clause (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest and, if any, to the extent lawful) and the amounts provided for in Section 7.7.

Section 6.9.      Trustee May File Proofs of Claim.

(a)           The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and their counsel) and the Holders allowed in any judicial proceedings relative to the Issuers, their Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and the Collateral Agent and, in the event that the Trustee or the Collateral Agent shall consent to the making of such payments directly to the Holders, to pay to the Trustee or the Collateral Agent any amount due it for the compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and their counsel, and any other amounts due the Trustee under Section 7.7.

(b)          No provision of this Indenture shall be deemed to authorize the Trustee or the Collateral Agent to consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee or the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.      Priorities.

(a)           Subject to the Intercreditor Agreements, if the Trustee or the Collateral Agent collects any money or property pursuant to this Article VI or, after an Event of Default, any money or other property distributable in respect of the Issuers’ obligations under this Indenture, it shall pay out the money or property in the following order:

(1)            FIRST: to the Trustee (including any predecessor trustee) and the Collateral Agent, and their agents and attorneys for amounts due to them under Section 7.7 of this Indenture or under any Note Document;

(2)            SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

(3)            THIRD: to the Issuers, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuers shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11.      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by it as Trustee or the Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or Collateral Agent, a suit by the Issuers, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

Article VII

TRUSTEE

Section 7.1.      Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would use in the conduct of his or her own affairs.

(b)          Except during the continuance of an Event of Default:

(1)            the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)            in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)            this Section 7.1(c) does not limit the effect of clause (b) of this Section 7.1;

(2)            the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)            the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)            No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)          Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.

(e)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.2.      Rights of Trustee. Subject to Section 7.1:

(a)           The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or electronic form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company and shall not be deemed to have knowledge of any matter contained therein.

(b)           The Trustee need not investigate any fact or matter stated in the document. the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall Incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(c)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(d)          The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(e)          The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its discretion, rights or powers conferred upon it by this Indenture.

(f)           The Trustee may consult with counsel of its selection, and the advice or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(g)          The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless written notice of any event which is in fact such a Default or Event of Default or of any such Significant Subsidiary is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(i)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(j)            The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Responsible Officer of the Trustee.

(k)           Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(l)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuers and the Restricted Subsidiaries, personally or by agent or attorney, at the sole cost of the Issuers and shall Incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(m)          The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(n)          The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(o)          In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(p)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by one Officer of the Issuers and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(q)          The Trustee shall have no obligation to monitor or verify compliance by the Issuers or any Guarantor with any other obligation or covenant under this Indenture.

Section 7.3.      Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights. However, the Trustee must comply with Section 7.10 and Section 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuers and their Affiliates and Subsidiaries; provided, however, that if the Trustee acquires any conflicting interest within the meaning of Section 310(b) of the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

Section 7.4.      Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture, or the Notes, shall not be accountable for the Issuers’ use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money or proceeds paid to the Issuers pursuant to the terms of this Indenture and shall not be responsible for the recitals or any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes, other than the Trustee’s certificate of authentication, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Issuers’ compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture.

Section 7.5.      Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Responsible Officer has received written notice thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after receipt of such notice by a Responsible Officer. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.

Section 7.6.      Reports by Trustee to Holders. Within 60 days after each April 30 beginning April 30, 2025, the Trustee shall mail to each Holder a brief report dated as of such April 30 that complies with TIA Section 313(a) if and to the extent required thereby. The Trustee also shall comply with Trust Indenture Act Section 313(b)(2), to the extent applicable. The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

Section 7.7.      Compensation and Indemnity.

(a)           The Company shall pay to the Trustee and the Collateral Agent from time to time such compensation, for their acceptance of this Indenture and services hereunder, as the parties shall agree in writing from time to time. The Trustee and Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and the Guarantors, jointly and severally, shall reimburse the Trustee and the Collateral Agent promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, including pursuant to the Collateral Agent Fee Letter. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel and the Collateral Agent’s agents and counsel.

(b)           The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee, the Collateral Agent and each of their officers, directors, employees, agents and any predecessor trustee and their respective officers, directors, employees and agents (the Trustee, the Collateral Agent and each such party, an “Indemnified Party”) for, and hold each Indemnified Party harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by any Indemnified Party in connection with the acceptance and administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture against the Issuers or any of the Guarantors (including this Section 7.7) or defending itself against any claim whether asserted by any Holder, any Issuer or any Guarantor or any holder of Pari Passu Indebtedness, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder), including taxes (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). Each Indemnified Party shall notify the Company promptly of any claim for which it may seek indemnity. Failure by such Indemnified Party to so notify the Company shall not relieve the Issuers and the Guarantors of their obligations hereunder. The Company shall defend the claim and each Indemnified Party may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. Neither Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee due to the Trustee’s own willful misconduct or negligence as determined by a final order of a court of competent jurisdiction. Neither Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Collateral Agent due to the Collateral Agent’s own willful misconduct or gross negligence as determined by a final order of a court of competent jurisdiction. Neither Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)           The obligations of the Company under this Section 7.7 shall survive the satisfaction and discharge of this Indenture, the earlier resignation or removal of the Trustee or the Collateral Agent or the termination for any reason of this Indenture.

(d)          To secure the payment obligations of the Issuers and the Guarantors in this Section 7.7, the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or Collateral Agent, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the earlier resignation or removal of the Trustee or the Collateral Agent or the termination for any reason of this Indenture.

(e)          When the Trustee or the Collateral Agent Incurs expenses or renders services after an Event of Default specified in Section 6.1(a)(7) or Section 6.1(a)(8) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.8.      Replacement of Trustee.

(a)          The Trustee may resign at any time by so notifying the Issuers in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuers’ written consent, which consent will not be unreasonably withheld. The Issuers shall remove the Trustee if:

(1)            the Trustee fails to comply with Section 7.10 hereof;

(2)            the Trustee is adjudged bankrupt or insolvent;

(3)            the Trustee has or acquires a conflict of interest that is not eliminated;

(4)            a receiver or other public officer takes charge of the Trustee or its property; or

(4)            the Trustee otherwise becomes incapable of acting.

(b)          If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

(c)           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuers, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.7.

(d)           If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

Section 7.9.      Successor Trustee by Merger.

(a)          If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

(b)          In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.10.      Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA Sections 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

Section 7.11.      Preferential Collection of Claims Against the Issuers. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

Section 7.12.      FATCA Withholding.

(a)           Notwithstanding any other provision of this Indenture, the Trustee shall be entitled to make a deduction or withholding from any payment that it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by FATCA, including by virtue of the relevant holder failing to satisfy any certification or other requirements under FATCA in respect of the Notes, in which event the Trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted, and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

(b)           The Issuers hereby covenant with the Trustee that they will provide the Trustee with sufficient information to enable the Trustee to determine whether or not the Trustee is obliged, in respect of any payments to be made by it pursuant to this Indenture, to make any withholding or deduction pursuant to FATCA.

Section 7.13.      Trustee’s Application for Instruction from the Issuers. Any application by the Trustee for written instructions from the Issuers may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuers actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Article VIII

COLLATERAL and SECURITY

Section 8.1.      Security Interest; Collateral Agent.

(a)           The due and punctual payment of the principal of, and accrued and unpaid interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption, prepayment, demand or otherwise, and interest on the overdue principal of, and accrued and unpaid interest on, the Notes and payment and performance of all other obligations of the Issuers and the Guarantors to the Holders, the Trustee and the Collateral Agent under this Indenture, the Notes and the Note Guarantees, according to the terms hereunder or thereunder, are secured as provided in the Collateral Documents.

(b)          The Issuers consent and agree to be bound, and to cause the Guarantors to consent and agree to be bound by the terms of the Collateral Documents, as the same may be in effect from time to time, and agrees to perform its, and to cause the Guarantors to perform their, obligations thereunder in accordance therewith. The Issuers will and will cause each Guarantor to, do or cause to be done all such acts and things as may be required by the provisions of the Collateral Documents to assure and confirm to the Trustee that the Collateral Agent holds for the benefit of the Trustee and the Holders duly created, enforceable and perfected Liens as contemplated by the Collateral Documents or any part thereof, as from time to time constituted.

(c)           The Collateral Agent agrees that it will, subject to the Intercreditor Agreements, hold the Collateral created under the Collateral Documents to which it is a party as contemplated by this Indenture, and any and all proceeds thereof, for the benefit of the Holders and the Trustee, without limiting the Collateral Agent’s rights to act, when directed by the Required Holders, in preservation of the security interest in the Collateral. The Collateral Agent is authorized and empowered, when directed by the Required Holders, to appoint one or more co-Collateral Agents as may be necessary or appropriate; provided, however, that no Collateral Agent hereunder shall be personally liable by reason of any act or omission of any other Collateral Agent hereunder. Except as so directed, and only if indemnified to its reasonable satisfaction, the Collateral Agent will not be obligated:

(1)            to act upon direction purported to be delivered to it by any Person;

(2)            to foreclose upon or otherwise enforce any Lien created under the Collateral Documents; or

(3)            to take any other action whatsoever with regard to any or all of the Liens, Collateral Documents or Collateral.

The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Liens or Collateral Documents.

(d)           In acting as Collateral Agent hereunder and under the Collateral Documents, the Collateral Agent shall be afforded, and shall be entitled to enforce, each and all of the rights, privileges, protections, immunities, indemnities and benefits of the Trustee in this Indenture and the other Note Documents, including, without limitation, under Article VII; provided that in that context any references in this Indenture to “Trustee” shall be references to “Collateral Agent”, and Section 7.1(a) does not apply to the Collateral Agent.

(e)           Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents shall:

(1)            be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness, or sufficiency of the Collateral Documents, for the creation, perfection, continuation, priority, sufficiency or protection of any Lien, including without limitation not being responsible for payment of any taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral, or for any defect or deficiency as to any such matters, or to monitor the status of any Lien or performance of the Collateral, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Collateral Documents or any delay in doing so. Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for making any filings or recordings to perfect or maintain the perfection of the Collateral Agent’s Lien in the Collateral, including without limitation, the filing of any UCC financing statements, continuation statements, or any filings with respect to the U.S. Patent and Trademark Office or U.S. Copyright Office.

(f)           At all times when the Trustee is not itself the Collateral Agent, the Issuers will deliver to the Trustee copies of all Collateral Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Collateral Documents.

(g)           Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Collateral Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents, to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, or any other party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Collateral Documents, or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(h)          No provision of this Indenture or any Collateral Document shall require the Collateral Agent to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders or the Trustee unless it shall have received indemnity reasonably satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or take any such other action if the Collateral Agent has determined that the Collateral Agent may Incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security and/or indemnity from the Holders in an amount and in a form satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.

(i)            Subject to Section 8.4 hereof, in each case that the Collateral Agent may or is required hereunder to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the Collateral Agent may seek direction from the Trustee or the Required Holders. Neither the Trustee nor the Collateral Agent shall be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Required Holders and any such action taken or omitted to be taken shall not be considered due to the Trustee’s or Collateral Agent’s gross negligence or willful misconduct in any respect. If the Trustee or the Collateral Agent shall request direction from the Required Holders with respect to any Action, the Trustee and the Collateral Agent shall be entitled to refrain from such Action unless and until the Trustee or Collateral Agent, as applicable, shall have received direction from the Required Holders, and neither the Trustee nor the Collateral Agent shall Incur liability to any Person by reason of so refraining.

(j)            The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee, a Holder or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Required Holders subject to this Article VIII.

(k)          The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Collateral Documents, the Collateral Agent and the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent or the Trustee, as applicable, in the Collateral and that any such actions taken by the Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in either the Collateral Agent’s or Trustee’s sole discretion may cause the Collateral Agent or Trustee, as applicable, to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or Trustee, as applicable, to Incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to any person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any person (including the Collateral Agent or the Trustee) other than the Issuers, the Required Holders shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(l)           Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent, as applicable, in good faith.

(m)          Each successor Trustee may become the successor Collateral Agent as and when the successor Trustee becomes the Trustee.

(n)          The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Intercreditor Agreements or the Collateral Documents unless it shall be directed by the Trustee (acting at the direction of the Required Holders) or the Required Holders. If the Collateral Agent so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent and the Trustee shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Intercreditor Agreements or the Collateral Documents in accordance with a request, direction, instruction, or consent of the Required Holders or, in the case of the Collateral Agent, at the request, direction, instruction, or consent of the Trustee (acting at the direction of the Required Holders) and any such action taken or omitted to be taken shall not be considered due to the Trustee’s or the Collateral Agent’s gross negligence or willful misconduct in any respect. Such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(o)          Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreements, the Collateral Agent, the Trustee nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(p)          The Collateral Agent and the Trustee assumes no responsibility for any failure or delay in performance or any breach by the Issuers or any other grantor under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Collateral Agent and the Trustee shall not have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements or the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements or any Collateral Documents. The Collateral Agent and the Trustee shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture or the Collateral Documents.

(q)          Subject to the provisions of the applicable Collateral Documents and this Indenture, each Holder, by acceptance of the Notes, agrees that the Collateral Agent and the Trustee shall execute and deliver such Intercreditor Agreements as it may be presented from time to time and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall not be required to exercise discretion under this Indenture, the Intercreditor Agreements or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the Required Holders or the Trustee (acting at the direction of the Required Holders). Any such direction from the Required Holders to the Collateral Agent shall be facilitated through the Trustee.

Section 8.2.      Authorization of Actions to be Taken by the Trustee or the Collateral Agent under the Collateral Documents.

(a)           Subject to the Intercreditor Agreements, the provisions of Section 8.1 and the terms of the Collateral Documents, the Trustee may (but shall have no obligation to), in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1)            enforce any of the terms of the Collateral Documents and the Intercreditor Agreements; and

(2)            collect and receive any and all amounts payable in respect of the obligations of the Issuers and the Guarantors under this Indenture, the Notes, the Intercreditor Agreements and the Collateral Documents.

(b)          Subject to the provisions of this Indenture, the Intercreditor Agreements and the Collateral Documents, the Trustee and/or the Collateral Agent will have power to institute and maintain such suits and proceedings as it may deem expedient (or as directed by the Required Holders) to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of this Indenture, the Intercreditor Agreements or the Collateral Documents, and such suits and proceedings as may be necessary to preserve or protect the interests of the Trustee, the Collateral Agent and the interests of the Holders in the Collateral. The foregoing includes the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest under the Collateral Documents or be prejudicial to the interests of the Holders or of the Trustee and/or the Collateral Agent; provided, that neither the Collateral Agent nor the Trustee has any obligations to monitor or evaluate any proposed legislation, rule or order.

(c)           with respect to any Swiss law governed security interests “Swiss Security”:

(1)            the Collateral Agent (and any successor collateral agent) shall accept, hold, administer and, as the case may be, enforce or release: (A) any Swiss Security of accessory nature (akzessorische Sicherheiten); and (B) any proceeds of such Swiss Security, acting in its own name and as representative (direkter Stellvertreter) in the name and for the account of the Junior Lien Secured Parties (as defined in the Second Lien Intercreditor Agreement, the “Secured Parties”);

(2)            the Collateral Agent (and any successor collateral agent) shall accept, hold, administer and, as the case may be, enforce or release: (A) any Swiss Security of non-accessory nature (nicht-akzessorische Sicherheiten); and (B) any proceeds of such Swiss Security, as fiduciary (treuhänderisch) in its own name but for the benefit of all Secured Parties;

(3)            each present and future Secured Party (other than the Collateral Agent) hereby appoints, instructs and authorises the Collateral Agent (and each successor collateral agent) to accept, hold, administer and, as the case may be, enforce or release the Swiss Security, and any proceeds of such Swiss Security as set out above and in the respective Collateral Document constituting the Swiss Security, and the Collateral Agent (and each successor collateral agent appointed from time to time) hereby accepts such appointment; and

(4)            each present and future Secured Party (other than the Collateral Agent) hereby instructs and authorises the Collateral Agent (and any successor collateral agent appointed from time to time) in its own name and/or in the name of such Secured Party as its representative (direkter Stellvertreter), as the case may be to give effect to this paragraph, to enter into, amend, replace, rescind or terminate any Collateral Document or other document constituting the Swiss Security, to exercise any rights and perform any obligations thereunder and to make and accept all declarations and take all actions it considers necessary or useful in connection with any Swiss Security on behalf of such Secured Party (other than the Collateral Agent).

Section 8.3.      Authorization of Receipt of Funds by the Trustee under the Collateral Documents. Subject to the Intercreditor Agreements, the Trustee and/or the Collateral Agent is authorized to receive any funds for the benefit of the Collateral Agent and the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture with respect to the Collateral and such funds.

Section 8.4.      Termination of Security Interest; Release of Collateral.

(a)          Subject to Section 8.4(b), Collateral will be released automatically from the Liens securing the Obligations of the Issuers and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Collateral Documents without the consent or further action of any Person:

(1)            in whole or in part, as applicable, upon the sale, transfer, exclusive license, agreement or other disposition of such property or assets (including a disposition resulting from eminent domain, condemnation or similar circumstances) by the Issuers or any Guarantor to the extent permitted pursuant to this Indenture, the Intercreditor Agreements and the Collateral Documents; provided that, (x) solely to the extent that such transaction constitutes the sale, disposition of all or substantially all of the Issuers’ property and assets, in one transaction or a series of related transactions; and (y) solely to the extent that such transaction constitutes the sale, disposition of all or substantially all of a Guarantor’s property and assets, in one transaction or a series of related transactions; and that the Issuers have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and Opinion of Counsel stating that such transaction complies with the provisions of this Section 8.4;

(2)            in whole or in part, as applicable, with the consent of the Holders of at least 66 2/3% in principal amount, the Notes then outstanding in accordance with Section 8.2, including consents obtained in connection with a tender offer or exchange offer, or purchase of Notes;

(3)            with respect to any Collateral securing the Note Guarantee, when such Guarantor is released in accordance with the terms of Section 10.2;

(4)            in whole or in part, as applicable, as to all or any portion of the Collateral which has been taken by eminent domain, condemnation or similar circumstances;

(5)            upon satisfaction and discharge of this Indenture as described in Article IX hereof; or

(6)            in accordance with the applicable provisions of the Intercreditor Agreements or the Collateral Documents.

(b)           With respect to any release of the Liens on the Collateral as provided in Section 8.4(a) above, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under the Note Documents to such release or the entry into such agreements have been met and that the execution and delivery by the Trustee or the Collateral Agent of the documents requested by the Issuers in connection with such release or the entry into such agreements is authorized and expressly permitted by the Note Documents, and in the case of any release any appropriate instruments of termination, satisfaction, discharge or release prepared by the Issuers (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent, without representation, recourse or warranty), the Trustee and the Collateral Agent shall execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases as are requested to evidence the release and discharge of any Collateral expressly permitted to be released pursuant to the Note Documents. Neither the Trustee nor the Collateral Agent shall have any duty or liability for determining the Issuers’ compliance with this Section 8.4, but instead may rely on the Officer’s Certificates and Opinion of Counsel issued by the Issuers under this Section 8.4. Notwithstanding any term hereof or in any Collateral Document or the Intercreditor Agreements to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until such party receives such Officer’s Certificate and Opinion of Counsel.

(c)           The security interests granted under this Indenture and all Collateral Documents will terminate upon the full and final payment and performance of all obligations (other than contingent indemnification obligations for which no claim has been made) of the Issuers and any other obligors, if any and as applicable, under the Note Documents.

(d)          The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture or the Collateral Documents in contravention of the provisions hereof or affect the Lien of this Indenture or the Collateral Documents if and to the extent the Collateral is released pursuant to this Indenture or the Collateral Documents or upon the satisfaction and discharge of this Indenture. For the avoidance of doubt, the Issuers and the Guarantors shall not be required to comply with Section 314(d) of the Trust Indenture Act in connection with any release of Collateral. For the avoidance of doubt, the automatic release of any current assets constituting Collateral in connection with the sale, lease or other similar Disposition of such inventory of the Issuers and the Guarantors in the ordinary course of business shall not require delivery of any reports, certificates, opinions or other formal documentation.

(e)          Upon such release or any release of Collateral or any part thereof in accordance with the provisions of this Indenture, the Intercreditor Agreements or the Collateral Documents, upon the request and at the sole cost and expense of the Issuers and the Guarantors, the Trustee shall direct the Collateral Agent to and upon such request and direction, the Collateral Agent shall:

(1)            assign, transfer and deliver to the Issuers or the applicable Guarantor, as the case may be, against receipt and without recourse to, representation or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms of the Collateral Documents;

(2)            consent to the Issuers’ filing of UCC financing statement amendments or releases (which shall be prepared by the Issuers or any Guarantor) to the extent necessary to delete such Collateral or any part thereof to be released from the description of assets in any previously filed financing statements; and

(3)            execute and deliver such documents, instruments or statements (which shall be prepared by the Issuers) and take such other action as the Issuers may request to cause to be released and reconveyed to the Issuers, or the applicable Guarantor, as the case may be, such Collateral or any part thereof to be released and to evidence or confirm that such Collateral or any part thereof to be released has been released from the Liens of each of this Indenture and each of the Collateral Documents.

Section 8.5.      Maintenance of Collateral.

(a)           The Issuers shall, and shall cause each of its Subsidiaries to, keep and maintain all properties material to the conduct of its business or the business of any of its Subsidiaries in good working order and condition (ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Issuers and its Subsidiaries’ businesses, taken as a whole; provided that nothing in this section shall prevent the Issuers or any Subsidiary from discontinuing the maintenance of any of such property if such discontinuance is, in the judgment of the Issuers, desirable to the conduct of the business of the Issuers and its Subsidiaries, taken as a whole.

(b)           To the extent the Issuers and the Guarantors are not able to execute and deliver all Collateral Documents required in connection with the creation and perfection of the Liens of the Collateral Agent on the Collateral (to the extent required by this Indenture or such Collateral Documents) on or prior to the Issue Date, the Issuers and the Guarantors will use their commercially reasonable efforts to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by this Indenture or such Collateral Documents, within the time period required by the Collateral Documents.

Section 8.6.      Collateral Agent; Collateral Documents.

(a)           Alter Domus (US) LLC is hereby designated and appointed as the Collateral Agent under this Indenture and the Collateral Documents and Alter Domus (US) LLC hereby accepts such designation and appointment.

(b)           By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver any Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the date of this Indenture and the Super HoldCo Side Letter (as defined in Schedule II). It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to the Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, any Collateral Documents, the Trustee and the Collateral Agent each shall have all the rights, privileges, immunities, indemnities and other benefits and protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other Collateral Document or Collateral Documents).

(c)           By their acceptance of the Notes, the Holders hereby authorize the Trustee to appoint Alter Domus (US) LLC in its capacity as collateral agent under the Super HoldCo Credit Agreement to hold and administer the security interests under the Original German Security Assignment Agreements and the Original German Security Transfer Agreements (as amended pursuant to the German Security Confirmation and Amendment Agreement) for the benefit of both the Senior Lien Secured Parties (as defined in the Second Lien Intercreditor Agreement) and the Junior Lien Secured Parties (as defined in the Second Lien Intercreditor Agreement) in accordance with the terms of the Second Lien Intercreditor Agreement.

(d)          If the Issuers or any of its Subsidiaries (i) Incurs any Indebtedness that is required to be subject to an Intercreditor Agreements, and (ii) delivers to the Collateral Agent and Trustee an Officer’s Certificate so stating and certifying that the execution of such Intercreditor Agreements is authorized and permitted by this Indenture and the other Note Documents and all conditions precedent to its execution have been satisfied, and requesting the Collateral Agent and Trustee, if applicable, to enter into an Intercreditor Agreements in favor of a designated agent or representative for the holders of such Indebtedness so incurred, the Collateral Agent and the Trustee (as applicable) shall (and are hereby authorized and directed to) enter into such Intercreditor Agreements (at the sole expense and cost of the Issuers, including fees (including legal fees) and expenses of the Collateral Agent and Trustee), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. Neither the Trustee nor the Collateral Agent shall be liable for any such execution in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any other Note Document to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to execute and deliver any such Intercreditor Agreements, unless and until it receives such Officer’s Certificate.

Section 8.7.      Appointment of Supplemental Collateral Agents.

(a)           It is recognized that in case of litigation under this Indenture or any of the other Note Documents, and in particular in case of the enforcement of any of the Note Documents, or in case the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Note Documents or take any other action which may be desirable or necessary in connection therewith, the Collateral Agent is hereby authorized to appoint an additional individual or institution selected by the Collateral Agent in its sole discretion as a separate collateral agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b)          In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Indenture or any of the other Note Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Note Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of Section 6.11, and Section 7.7 and this Article VIII that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

(c)           Should any instrument in writing from any Note Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Note Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by Law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 8.8.      Replacement of Collateral Agent.

(a)           The Collateral Agent may resign at any time by so notifying the Issuers in writing not less than forty-five (45) days prior to the effective date of such resignation. The Required Holders may remove the Collateral Agent by so notifying the removed Collateral Agent in writing not less than forty-five (45) days prior to the effective date of such removal and may appoint a successor Collateral Agent with the Issuers’ written consent. If:

(1)            The Collateral Agent shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Collateral Agent or of its property shall be appointed, or any public officer shall take charge or control of the Collateral Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(2)            The Collateral Agent otherwise becomes incapable of acting then, the Issuers may by a resolution of the Board of Directors remove the Collateral Agent and appoint a successor collateral agent by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Collateral Agent so removed and one copy to the successor collateral agent, or, subject to the provisions of Section 8.9, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of itself and all others similarly situated, petition, at the Issuers’ expense, any court of competent jurisdiction for the removal of the Collateral Agent and the appointment of a successor Collateral Agent. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Collateral Agent and appoint a successor Collateral Agent.

(b)          Any corporation or other entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent (including the administration of this Indenture) shall be the successor to the Collateral Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 8.9.      Acceptance by Collateral Agent. Any successor Collateral Agent appointed as provided in Section 8.7 shall execute, acknowledge and deliver to the Issuers and to its predecessor Collateral Agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Collateral Agent shall become effective and such successor Collateral Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Collateral Agent herein; but, nevertheless, on the written request of the Issuers or of the successor Collateral Agent, the Collateral Agent ceasing to act shall, at the expense of the Issuers and subject to payment of any amounts then due pursuant to the provisions of Section 7.7, execute and deliver an instrument transferring to such successor Collateral Agent all the rights and powers of the Collateral Agent so ceasing to act. Upon request of any such Collateral Agent, the Issuers shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor Collateral Agent all such rights and powers. Any Collateral Agent ceasing to act shall, nevertheless, retain a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by such Collateral Agent as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.7.

Upon acceptance of appointment by a successor Collateral Agent as provided in this Section 8.9, each of the Issuers and the successor Collateral Agent, at the written direction and at the expense of the Issuers, shall give or cause to be given notice of the succession of such Collateral Agent hereunder to the Holders in accordance with Section 13.1. If the Issuers fails to give such notice within ten (10) days after acceptance of appointment by the successor Collateral Agent, the successor Collateral Agent shall cause such notice to be given at the expense of the Issuers.

Section 8.10.      Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article VIII upon the Issuers with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or of any Officer or Officers thereof required by the provisions of this Article VIII; and if the Trustee, Collateral Agent, or their nominee or agent, shall be in possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee, the Collateral Agent, or their nominee or agent.

Article IX

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 9.1.      Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuers may, at their option and at any time, elect to have Section 9.2 or Section 9.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 9.2.      Legal Defeasance and Discharge.

(a)          Upon the Issuers’ exercise under Section 9.1 hereof of the option applicable to this Section 9.2, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 9.3 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 9.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuers, shall execute such instruments as requested by the Issuers acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)            the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, on the Notes when such payments are due solely out of the trust referred to in Section 9.3 hereof;

(2)            the Issuers’ obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 2.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)            the rights, powers, trusts, duties and immunities of the Trustee and the Issuers’ or Guarantors’ obligations in connection therewith; and

(4)            this Article VIII with respect to provisions relating to Legal Defeasance.

Section 9.3.      Covenant Defeasance. Upon the Issuers’ exercise under Section 9.1 hereof of the option applicable to this Section 9.3, the Note Parties will, subject to the satisfaction of the conditions set forth in Section 9.4 hereof, be released from each of their obligations under Section 3.2, Section 3.7, Section 3.8, Section 3.9, Section 3.10 and Article IV hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.4 hereof are satisfied (hereinafter, Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 9.1 hereof of the option applicable to this Section 9.3, subject to the satisfaction of the conditions set forth in Section 9.4, Section 6.1(a)(3), Section 6.1(a)(4), Section 6.1(a)(5), Section 6.1(a)(6), Section 6.1(a)(7), Section 6.1(a)(8) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), Section 6.1(a)(9) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), Section 6.1(a)(10) and Section 6.1(a)(11) hereof shall not constitute Events of Default.

Section 9.4.      Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance under Section 9.2 or Section 9.3 hereof:

(1)            the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment (which shall not be subject to the requirements of Section 13.4) for the payment of principal of and premium, if any, interest due on the Notes issued under this Indenture on the Stated Maturity date or on the applicable redemption date, as the case may be, and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)            in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions;

(A)            the Issuers have received from, or there has been published by, the IRS a ruling; or

(B)            since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case, that based thereon such Opinion of Counsel from United States counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)            in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)            no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)            such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound;

(6)            the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Sections 547 and 548 of Title 11 of the United States Code, as amended, or any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable U.S. federal or state law;

(7)            the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuers or any Guarantor or others; and

(8)            the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 9.5.      Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a)           Subject to Section 9.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.5, the “Trustee”) pursuant to Section 9.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b)           The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 9.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge that by law is for the account of the Holders of the outstanding Notes. The indemnity contained herein shall survive discharge of this Indenture and any resignation or removal of the Trustee.

(c)           Notwithstanding anything in this Article IX to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any cash in U.S. Dollars or U.S. Government Obligations held by it as provided in Section 9.3 hereof which, in the case of the value of U.S. Government Obligations, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, considered together with the cash, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.6.      Repayment to the Issuers. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on their written request unless an abandoned property law designates another Person or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 9.7.      Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 9.2 or Section 9.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 9.2 or Section 9.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.2 or Section 9.3 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article X

AMENDMENTS

Section 10.1.      Without Consent of Holders.

(a)          Notwithstanding Section 10.2 hereof, without the consent of any Holder, the Issuers, the Guarantors, the Trustee, the Collateral Agent and the other parties thereto, as applicable, may amend or supplement any Note Document to:

(1)            cure any ambiguity, omission, mistake, defect, error or inconsistency, or reduce the minimum denomination of the Notes;

(2)            provide for the assumption by a successor Person of the obligations of the Issuers or any Guarantor under any Note Document;

(3)            provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)            add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5)            make any change that does not adversely affect the rights of any Holder in any material respect;

(6)            make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes in accordance with the terms of this Indenture as of the Issue Date;

(7)            provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with the Collateral and Guarantee Requirement, to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(8)            evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent pursuant to the requirements hereof or to provide for the accession by the Trustee or the Collateral Agent to any Note Document;

(9)            make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect; or

(10)           conform the text of this Indenture, the Notes or the Note Guarantees to the provisions under the heading “Description of New Notes Security and Collateral” in the Offering Memorandum to the extent that such provision under the heading “Description of New Notes Security and Collateral” in the Offering Memorandum is intended to be a verbatim recitation or a summary of a provision of this Indenture, the Notes or the Note Guarantees as certified in an Officer’s Certificate.

(b)            Subject to Section 10.2, upon the request of the Issuers and upon receipt by the Trustee of the documents described in Section 10.5 and Section 13.3 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture or other Note Document unless such amended or supplemental indenture or other Note Document affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(c)            After an amendment or supplement under this Section 10.1 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 10.1.

Section 10.2.       With Consent of Holders.

(a)            Except as provided below in this Section 10.2, the Issuers, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, other than Notes beneficially owned by the Issuers or their Affiliates, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Section 6.4 and Section 6.7 hereof, any existing Default or Event of Default (other than a Default or an Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 13.5 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 10.2.

(b)           Upon the request of the Issuers accompanied by a resolution of their Boards of Directors authorizing the execution of any such amended or supplemental indenture or other Note Document, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 10.5 and Section 13.3 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture or other Note Document unless such amended or supplemental indenture or other Note Document affects the Trustee’s own rights, duties or immunities under this Indenture or any other Note Document or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other Note Document.

(c)            Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)            reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)            reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 4.5);

(3)            reduce the principal of or extend the Stated Maturity of any such Note;

(4)            reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7; provided that any amendment to the minimum notice requirements may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;

(5)            make any such Note payable in currency other than that stated in such Note;

(6)            impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(7)            waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(8)            change or modify the ranking of the Notes or the Note Guarantees, change or modify the lien priority or payment priority of the Notes or the Note Guarantees, release any Guarantor except as permitted by the terms of the Note Documents, or subordinate the Notes, the Note Guarantees, or the liens securing the Notes or the Note Guarantees to any other Indebtedness of the Issuers or any Guarantor except as permitted by the terms of the Note Documents;

(9)            amend or modify the definitions of “LMT Indebtedness”, the last paragraph of “Permitted Investments”, the proviso to the definition of “Required Holders”, the proviso to Section 4.2(j) or Section 4.2(k); or

(10)           make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 10.2.

(d)            Without the consent of Holders owning at least 66.67% of the outstanding principal amount of Notes, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder, amend, supplement or waive any provision of Schedule II.

(e)            It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

(f)            In connection with any determination as to whether the requisite Holders have (A) consented (or not consented) to any amendment, modification or waiver of any provision of this Indenture or any departure by the Issuers or any Restricted Subsidiary therefrom, (B) otherwise acted with respect to, or under, this Indenture, on any matter related to this Indenture or (C) directed or required the Trustee to undertake any action (or refrain from taking any action) with respect to, or under, this Indenture any Holder (or any Affiliate of such Person (provided that for purposes of this paragraph, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Holders and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person) (other than any Holder that is a Regulated Bank) that, as a result of its (or its Affiliates’) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position on the date, if any, that such Holder consents to such amendment, modification or waiver or takes an action of the type specified in clause (B) or (C) above (such later date, the “date of determination”) with respect to the Notes or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by an Issuer or any of the Guarantors on such date of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Notes, “Specified Indebtedness”) (each such Holder, a “Net Short Holder”) shall be deemed to have consented with respect to or otherwise directed or acted, as a Holder without discretion in the same proportion as the allocation of consents, directions or other actions with respect to such matter by Holders who are not Net Short Holders (including in any plan of reorganization).

For purposes of determining whether a Holder (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Holder in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes an Issuer or any other Restricted Subsidiary or any instrument issued or guaranteed by an Issuer or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Holder or its Affiliates and (y) the Issuers and the other Restricted Subsidiaries and any instrument issued or guaranteed by an Issuer or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Holder or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) an Issuer or any other Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Holder or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of an Issuer or any other Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Holder or its Affiliates and (y) the Issuers and the other Restricted Subsidiaries, and any instrument issued or guaranteed by an Issuer or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index.

In connection with any amendment, modification or waiver of this Indenture or other action taken by any Holder pursuant to clauses (A), (B) or (C) above, each Holder (other than any Holder that is a Regulated Bank) will be deemed to have represented to the Issuers and the Trustee that it does not constitute a Net Short Holder, in each case, unless such Holder shall have notified the Issuers and the Trustee in writing prior to the requested response date with respect to such amendment, modification or waiver or other action that it constitutes a Net Short Holder (it being understood and agreed that the Issuers and the Trustee shall be entitled to conclusively rely on each such representation and deemed representation).

In no event shall the Trustee be obligated to determine, ascertain, calculate, monitor, inquire, investigate or otherwise make any determination as to whether any Holder is a Net Short Holder and the Trustee may conclusively presume and shall be fully protected in relying thereon that any action taken by a Holder pursuant to clauses (A), (B) or (C) of this paragraph shall have been validly taken unless prior to such response date such Holder shall have so notified the Issuers and the Trustee. The Issuers shall make any and all calculations and determinations as to allocations of consents, directions or other acts of Holders that are Net Short Holders and shall deliver to the Trustee an Officer’s Certificate specifying such calculation upon which Officer’s Certificate the Trustee may conclusively rely and shall be fully protected in so relying. Each Holder waives any and all claims, in law or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee, in respect of, and agrees that the Trustee will not be liable for, any action that the Trustee takes or refrains from taking arising out of or in connection with action taken by a Holder pursuant to clauses (A), (B) or (C) of this paragraph. The Trustee shall have no liability to the Issuers, the Holders or any other third party for acting in good faith on such consent, direction or other action, or representation or deemed representation, or whether or not any Holder is an Affiliate or a Regulated Bank. In any case in which the Holder is DTC or its nominee, each beneficial owner of the Notes agrees to notify DTC if it is a Net Short Holder and DTC shall be entitled to conclusively rely thereon in delivering its consent to any amendment, modification or waiver of any provision of this Indenture. No indemnity or security provided by any Holder to the Trustee in connection with any action taken by such Holder pursuant to clauses (A), (B) or (C) of this paragraph shall be invalidated as a result of subsequent determination that such Holder was a Net Short Holder or otherwise. Any and all actions that the Trustee takes or refrains from taking arising out of or in connection with action taken by a Holder pursuant to clauses (A), (B) or (C) of this paragraph and all fees, costs and expenses of the Trustee and its agents and counsel arising thereunder and in connection therewith shall be covered by the Issuers’ and Guarantors’ indemnification obligations under the indemnification provision of this Indenture. The Trustee shall not be obligated to follow any instruction from any Issuer, any Guarantor, any Holder or any other third party if the Trustee determines that such instruction is in conflict with any other instruction, any provisions of any applicable law or this Indenture, and the Trustee shall not, under any circumstances, be liable to the Issuers, any Guarantor, any Holder or any other third party for following or not following any instruction.

(g)            After an amendment or supplement under this Section 10.2 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

Section 10.3.       Revocation and Effect of Consents and Waivers.

(a)            Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)            The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 10.4.       Notation on or Exchange of Notes.

(a)            The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)           Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 10.5.       Trustee to Sign Amendments. The Trustee shall sign any amended or supplemental indenture or amendment to other Note Document authorized pursuant to this Article X if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amended or supplemental indenture until the Board of Directors of each Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.1 and Section 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.3 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuers in accordance with its terms.

Article XI

GUARANTEE

Section 11.1.       Guarantee.

(a)            Subject to the provisions of this Article XI, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuers and the other Guarantors under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7 (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except (i) to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness and (ii) to the extent such other Indebtedness has priority by operation of law.

(b)            To evidence its Note Guarantee set forth in this Section 11.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

(c)            Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 11.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(d)            If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(e)            Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article XI notwithstanding any extension or renewal of any Guaranteed Obligation.

(f)            Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

(g)            Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

(h)            Except as set forth in Section 11.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuers or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of an Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(i)            Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 11.2, Article IX or Article XII. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of an Issuer or otherwise.

(j)            In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of an Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(k)            Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

(l)            Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, or the Holders in enforcing any rights under this Section.

(m)           The Note Guarantee set forth in this Section 11.1 is a continuing guarantee of payment and shall apply to all Guaranteed Obligations whenever arising.

Section 11.2.       Limitation on Liability; Termination, Release and Discharge.

(a)            Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder, only to the extent limited by the provisions of local law applicable to each Guarantor, will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under its applicable federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)           Any Note Guarantee, other than the Note Guarantee of Trinseo PLC, shall be automatically and unconditionally released and discharged upon:

(1)            a sale or other disposition (including by way of consolidation, amalgamation or merger) of all of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary or a sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary), in each case, otherwise permitted by this Indenture;

(2)            the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)            defeasance or discharge of the Notes pursuant to Article IX or Article XII;

(4)            to the extent such Guarantor is also a guarantor or borrower under the Credit Agreements or other capital markets debt securities and, at the time of release of its Note Guarantee, has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreements and such capital markets debt securities (except a release by or as a result of a payment thereon);

(5)            upon the achievement of Investment Grade Status by the Notes; or

(6)            If such Guarantor is not required to be a Guarantor pursuant to the Collateral and Guarantee Requirement upon notice by the Issuers to the Trustee to release such Guarantor from its Note Guarantee.

(c)            To the extent that the jurisdiction of incorporation, organization or formation of any Guarantor that is or becomes a party to this Indenture requires additional local law provisions with respect to such new Guarantor’s Note Guarantee obligations, such provisions shall be set out (i) in the case of any Guarantor party to this Indenture on the Issue Date, the additional provisions set forth in Schedule I applicable to the jurisdiction in which such Guarantor was incorporated, organized or formed (as applicable) and (ii) in the case of any Subsidiary or other Person that is required to become a Guarantor after the Issue Date pursuant to the Collateral and Guarantee Requirement in a supplemental indenture and, in each case, shall be deemed incorporated by reference into this Section 11.2. It being understood that such provisions shall be reasonable and customary as determined by the Issuers and certified as such in an Officer’s Certificate.

(d)           If any Guarantor becomes an Immaterial Subsidiary, the Issuers shall have the right, by execution and delivery of a supplemental indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture) and the Collateral and Guarantee Requirement.

Section 11.3.       Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 11.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 11.4.       No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuers on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

Section 11.5.       Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary and other Person which is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement, subject to Section 11.2 hereof, shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary or other Person shall become a Guarantor under this Article XI and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the Trustee an Officer’s Certificate stating that such supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel to the effect that such supplemental indenture is authorized or permitted by this Indenture and, subject to customary exceptions, is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Article XII

SATISFACTION AND DISCHARGE

Section 12.1.       Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)            either:

(1)            all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)            all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Issuers;

(b)            the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment, to pay and discharge the entire Indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be;

(c)            no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound;

(d)            the Issuers or any Guarantor has paid or caused to be paid all sums payable by the Issuers under this Indenture; and

(e)            the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes issued hereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (2) of this Section 12.1, the provisions of Section 9.6 and Section 12.2 hereof will survive.

Section 12.2.       Application of Trust Money.

(a)            Subject to the provisions of Section 9.6 hereof, all money deposited with the Trustee pursuant to Section 12.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b)            If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.1 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article XIII

MISCELLANEOUS

Section 13.1.       Notices.

(a)            Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be validly given if given in writing and delivered in person, sent by electronic mail (including in PDF format), delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuers or to any Guarantor:

Trinseo Luxco Finance SPV S.à r.l.
Attention: Cristina Capacchietti
26, boulevard Royal, L-2449 Luxembourg

Grand Duchy of Luxembourg
Email: EJohnson@trinseo.com and Chaclas@Trinseo.com

with a copy to:

Trinseo PLC
Attention: its Board of Directors

76 Sir John Rogerson’s Quay

Dublin Docklands, Dublin 2 D02 C9D0

Ireland
Email: EJohnson@trinseo.com and Chaclas@Trinseo.com

with a copy to:

Trinseo LLC
Attention: Chief Legal Officer
1000 Chesterbrook Boulevard
Suite 300
Berwyn, Pennsylvania 19312
Attention: Angelo N. Chaclas, Chief Legal Officer

Email: EJohnson@trinseo.com and Chaclas@Trinseo.com

with a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Attention: Sam Badawi
Email: sam.badawi@ropesgray.com

if to the Trustee:

The Bank of New York Mellon

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

Email: raymond.k.oneil@bny.com

Telephone: (412) 236-1201

if to the Collateral Agent:

Alter Domus (US) LLC

225 W. Washington Street, 9th Floor

Chicago, IL 60606

Email: Legal_Agency@alterdomus.com

Telephone: (312) 564-5100

(b)            The Issuers or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

(c)            Any notice or communication to the Issuers or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in PDF or similar format; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.

(d)            Any notice or communication sent to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

(e)            Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it.

(f)            Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

(g)            The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuers shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuers whenever a person is to be added or deleted from the listing. If the Issuers elect to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuers understand and agree that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuers shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuers, and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuers. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuers agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuers; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 13.2.       Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.3.       Certificate and Opinion as to Conditions Precedent.

(a)            Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)            an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.4 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)            an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.4 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

Section 13.4.       Statements Required in Certificate or Opinion.

(a)            Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)            a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)            a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)            a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

(b)            In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 13.5.       When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.6.       Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 13.7.       Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the Place of Payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.8.       Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE APPLICATION OF ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED (THE LUXEMBOURG COMPANIES LAW) ARE EXPRESSLY EXCLUDED.

Section 13.9.       Jurisdiction. Each of the Issuers and the Guarantors agree that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in the courts of the State of New York and the United States District Court for the Southern District of New York and any appellate court thereof, in each case, sitting in the Borough of Manhattan, The City of New York, New York. The Issuers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 13.10.       Waivers of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.11.      USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 13.12.       No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Issuers or any of their Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.13.       Successors. All agreements of the Issuers and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 13.14.       Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted electronically shall be deemed to be their original signatures for all purposes.

Section 13.15.       Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.16.       Force Majeure. The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture to the extent caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, actual or threatened epidemics, pandemics, disease, act of any government, Governmental Authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.17.       Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.18.       Agent for Service of Process. Each of the Issuers and the Guarantors appoints Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, New York as its authorized agent upon which service of process may be served in any action or proceeding brought in the courts of the State of New York and the United States District Court for the Southern District of New York, in each case, sitting in the Borough of Manhattan, The City of New York, New York, in connection with this Indenture, the Notes or the Note Guarantees.

Section 13.19.       Waiver of Immunities. To the extent that the Issuers may in any jurisdiction claim for themselves or their assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in this Indenture and the Notes and to the extent that in any jurisdiction there may be immunity attributed to the Issuers or the Issuers’ assets, whether or not claimed, the Issuers hereby irrevocably agree for the benefit of the Holders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

Section 13.20.       Currency Indemnity.

(a)            The sole currency of account and payment for all sums payable by the Issuers under this Indenture is U.S. Dollars. Any amount received or recovered in a currency other than U.S. Dollars (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers, any Subsidiary or otherwise) by the Holder in respect of any sum expressed to be due to it from the Issuers will constitute a discharge of the Issuers only to the extent of the U.S. Dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under any Note, the Issuers will indemnify the recipient against any loss sustained by it as a result. In any event the Issuers will indemnify the recipient against the cost of making any such purchase.

(b)            For the purposes of this indemnity, it will be sufficient for the Holder to certify that it would have suffered a loss had an actual purchase of U.S. Dollar amount been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Dollar amount on such date had not been practicable, on the first date on which it would have been practicable). These indemnities constitute a separate and independent obligation from the other obligations of the Issuers, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

Section 13.21.       U.S. Federal Income Tax Treatment.

(a)            The Issuers intend that, for U.S. federal and applicable state and local income tax purposes, on the Issue Date, all or a portion of the Indebtedness under the Notes will be deemed incurred by the Company and the remaining portion of Indebtedness under the Notes, if any, will be deemed incurred by Trinseo Finance. The portion of the Notes that will be deemed to be borrowed by each Issuer on the Issue Date, and the portion of the Notes deemed to be borrowed by each Issuer after any subsequent change to any allocation of Indebtedness between the Issuers, will be made available to a Holder or beneficial owner of Notes upon written request to: Attn: Treasurer, Trinseo, Gwattstrasse 15, CH-8808 Pfaeffikon SZ, Switzerland.

(b)            Although the Notes are co-issued by the Issuers and, therefore, each of the Issuers is liable for repayment of the Notes and all interest and additional amounts thereon in their entirety, the Issuers intend to treat, for U.S. federal income tax purposes, the Company and Trinseo Finance, respectively, as the issuer of only the portion of the Notes deemed to be borrowed by each such Issuer in accordance with paragraph (a) of this Section 13.21.  In addition, the interest (including any original issue discount) and principal due on the portion of the Notes deemed to be borrowed by each Issuer will be paid, on a pro rata basis, by (or on behalf of) the applicable Issuer.

(c)            Notwithstanding the foregoing or anything to the contrary in this Indenture, (i) each Holder and beneficial owner of a Note acknowledges that the Issuers have the right to change the foregoing allocations between the Company and Trinseo Finance for any reason, including as a result of a redemption of any Notes or the issuance of Additional Notes, in a manner that differs from the initial allocation under the outstanding Notes, (ii) the Issuers are entitled (A) not to treat any Additional Notes that have a different allocation than the initial allocation with respect to the outstanding Notes as non-fungible for U.S. federal income tax purposes solely as a result of such different allocation, and (B) to treat the issuance of Additional Notes as resulting in a change in the allocation of the outstanding Notes so as to have the same allocation across the Additional Notes and the outstanding Notes and (iii) each Holder and beneficial owner agrees and acknowledges that any applicable withholding agent may withhold U.S. federal withholding tax, including any withholding imposed under FATCA, from any interest payment made on any Note to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, and pay such withheld amounts to the IRS, in each case in accordance with applicable law, unless such person provides documentation to the applicable withholding agent establishing an exemption from such U.S. federal withholding tax; provided that the amount of any such withholding may be determined (regardless of the actual allocation) as if interest on such Note were treated entirely as U.S. source income for U.S. federal income tax purposes.

Section 13.22.       Office of Foreign Asset Control Sanctions Representation.

(a)            The Issuers represent that neither they nor any of their affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government (including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury or the US Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, the Swiss State Secretariat for Economic Affairs SECO or the Swiss Directorate of International Law, or other relevant sanctions authority (collectively “Sanctions”).

(b)            The Issuers covenant that neither they nor any of their affiliates, subsidiaries, directors or officers will directly or indirectly use any payments made pursuant to this Indenture, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

TRINSEO LUXCO FINANCE SPV S.À R.L.,

By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Manager

[Signature Page to Indenture]

TRINSEO NA FINANCE SPV LLC

By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Chief Financial Officer

[Signature Page to Indenture]

ARISTECH SURFACES LLC

By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Chief Financial Officer

[Signature Page to Indenture]

ALTUGLAS LLC

By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Chief Financial Officer

[Signature Page to Indenture]

TRINSEO PLC

By:	/s/ Frank Bozich
	Name:	Frank Bozich
	Title:	Director

[Signature Page to Indenture]

TRINSEO NA FINANCE LLC

By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Chief Financial Officer

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Glenn Kunak
	Name:	Glenn Kunak
	Title:	Vice President

[Signature Page to Indenture]

ALTER DOMUS (US) LLC,
as Collateral Agent

By:	/s/ Matthew Trybula
	Name:	Matthew Trybula
	Title:	Authorized Signatory

[Signature Page to Indenture]

SCHEDULE I

FOREIGN GUARANTEE LIMITATIONS

Limitation for German Foreign Guarantors

The Note Guarantee will contain customary limitations on the guarantees of Foreign Guarantors incorporated in Germany (“German Guarantors”) as (i) a limited liability company (Gesellschaft mit beschränkter Haftung (GmbH)) or (ii) a limited partnership (Kommanditgesellschaft (KG)) with a GmbH as its general partner (Komplementär). Pursuant to such “limitation language” the beneficiaries of the Note Guarantee agree to enforce the guarantees against a German Guarantor only to the extent that the relevant German Guarantor is able to demonstrate that the granting of the Note Guarantee, at the date of the granting, did not result, or the enforcement of the Note Guarantee will not result, in the relevant German Guarantor’s (or to the extent incorporated as a KG with a GmbH as its general partner (GmbH & Co. KG), its general partner’s (Komplementär)) net assets (assets minus liabilities and liability reserves) falling below, or increasing an existing shortfall of, its stated share capital. Thus, the enforcement of any Note Guarantee granted by a German Guarantor will be subject to such limitations. Likewise, the in rem security interests of the German Guarantors will also contain such limitation language under which the enforcement of, or the distribution of the proceeds from the enforcement of (as applicable), such security interests is contractually limited.

Limitation for Irish Guarantor

(a)            The Note Guarantee does not apply, in respect of a Guarantor incorporated under the laws of Ireland, to any liability to the extent that it would result in the Note Guarantee constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland.

Limitation for Swiss Foreign Guarantors

(a)            To the extent that (i) a Foreign Guarantor which is incorporated under the laws of Switzerland (the “Swiss Guarantor”) becomes, under Article XI of the Indenture or under any other provision of any Note Document (together the “Transaction Document”), liable for Guaranteed Obligations of its Affiliates (other than those of its direct or indirect wholly owned Subsidiaries) or otherwise obliged to grant economic benefits to its Affiliates (other than its direct or indirect wholly owned Subsidiaries), including, for the avoidance of doubt, any joint liability and/or restrictions of the Swiss Guarantor’s rights of set-off and/or subrogation or its duties to subordinate or waive claims and (ii) complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the aggregate liability of the Swiss Guarantor for Restricted Obligations shall be limited to the amount available for distribution as dividends to the shareholders of the Swiss Guarantor at the time the Swiss Guarantor is required to perform under any Transaction Document, provided that this is a requirement under applicable Swiss law at that time and further provided that such limitation shall not discharge the Swiss Guarantor from its obligations in excess thereof, but merely postpone the performance date therefore until such times as performance is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Transaction Documents shall be construed in a manner consistent with the provisos herein contained.

(b)            In respect of Restricted Obligations, the Swiss Guarantor shall:

(1)               if and to the extent required by applicable law in force at the relevant time use its best efforts to mitigate to the extent possible any obligation with respect to withholding tax in accordance with the Federal Act on Anticipatory Tax of 13 October 1965, as amended (Bundesgesetz über die Verrechnungssteuer) (“Swiss Withholding Tax”) to be levied on the Restricted Obligations (and cause its parent and other relevant Affiliates to fully cooperate in any mitigating efforts), in particular through the notification procedure, and promptly notify the Trustee, in writing, thereof or, if such a notification procedure is not applicable:

(i)            deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as in force from time to time pursuant to, in particular, any applicable double taxation treaty) from any payment made by it in respect of Restricted Obligations;

(ii)           pay any such deduction to the Swiss Federal Tax Administration; and

(iii)          notify (and the Issuers shall ensure that the Swiss Guarantor will notify) the Trustee, in writing, that such a deduction has been made and provide the Trustee with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and

(2)            to the extent such a deduction is made, not be obliged to pay Additional Amounts in relation to any such payment made by it in respect of Restricted Obligations unless such payment is permitted under the laws of Switzerland then in force (it being understood that this shall not in any way limit any obligations of any other Guarantor, Foreign Guarantors or the Issuers under any Transaction Document to indemnify the Holders and the Trustee in respect of the deduction of the Swiss Withholding Tax). The Swiss Guarantor shall use its commercially reasonable efforts to ensure that any Person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) promptly upon receipt, pay to the Trustee (or to any such other Person as directed by the Trustee) any amount so refunded for application as a further payment of the Swiss Guarantor under and pursuant to the relevant Transaction Document.

(3)            If and to the extent requested by the Trustee (acting at the written direction of Required Holders) and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Holders and the Trustee to obtain a maximum benefit under Article XI of the Indenture, the Swiss Guarantor shall, and any parent company of the Swiss Guarantor being a party to the Indenture shall procure that the Swiss Guarantor will, promptly implement all such measures and/or promptly procure the fulfillment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(i)            preparation of an up-to-date audited balance sheet of the Swiss Guarantor;

(ii)           confirmation of the auditors of the Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable profits;

(iii)          conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(iv)          revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(v)          approval by a shareholders’ meeting of the Swiss Guarantor of the (resulting) profit distribution; and

(vi)          all such other measures necessary or useful to allow the Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

Limitation for Belgian Guarantors

(a)            Definitions. The following terms shall have the following meaning for the purposes of this Schedule I, unless the context requires otherwise:

(1)            “BCCA” means the Belgian Code of Companies and Associations of 23 March 2019, as amended from time to time;

(2)            “Belgian Guarantor” means each of TRINSEO BELGIUM BV, having its statutory seat at Havenlaan 7, 3980 Tessenderlo (Belgium), registered with the Crossroads Bank of Enterprises under number 0820.679.188 (RPR Antwerp – division Hasselt) and TRINSEO OPERATING BELGIUM B.V., having its statutory seat at Havenlaan 7, 3980 Tessenderlo (Belgium), registered with the Crossroads Bank of Enterprises under number 0784.679.718 (RPR Antwerp – division Hasselt);

(3)            “Net Assets” shall have the meaning given to it in article 5:142 third paragraph BCCA, and, in the event of a dispute on the amount thereof, a certificate of such amount from the statutory auditors of the relevant Belgian Guarantor (or, if none, an independent accountant of international reputation appointed upon the Collateral Agent's request by the "Insituut van de Bedrijfsrevisoren/ Institut des Réviseurs d'Entreprises") shall be conclusive, save in the case of manifest error;

(4)            “On Lending” means the aggregate amount of all amounts (whether or not due or payable) made available by a member of the relevant Belgian Guarantor’s company group to the relevant Belgian Guarantor and/or any of its Subsidiaries, irrespective of whether retained or on lent by such Belgian Guarantor or its Subsidiaries; and

(5)            “Subsidiary” means a company which is controlled by that company in the meaning of Article 1:15,2° BCCA.

(b)            Limitation. Notwithstanding any provision to the contrary herein, the liability of each Belgian Guarantor under any Note Document for the Guaranteed Obligations of its Affiliates, which is not a direct or indirect Subsidiary of that Belgian Guarantor, will be limited to the greater of:

(1)           an amount equal to 85 (eighty-five) per cent of the Net Assets of such Belgian Guarantor calculated on the basis of its most recent annual financial statements available at the date of the Note Guarantee;

(2)           an amount equal to 85 (eighty-five) per cent of the Net Assets of such Belgian Guarantor calculated on the basis of its most recent annual financial statements available at the date on which a demand is made on the Belgian Guarantor under the Note Guarantee; and

(3)           the highest amount of On Lending to such Belgian Guarantor and its Subsidiaries at any time between the date of the Note Guarantee and the date on which a demand is made against the Belgian Guarantor under the Note Guarantee.

(c)           In addition, the Note Guarantee does not apply to any liability to the extent that it would result in the Note Guarantee constituting unlawful financial assistance within the meaning of Article 5:152 BCCA.

Limitation for Indonesian Guarantors

Two of the Guarantors, PT Trinseo Materials Indonesia and PT Trinseo Operating Indonesia ("Indonesian Guarantors"), are incorporated under the laws of Indonesia. The Indonesian Guarantors have submitted to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York and any appellate court thereof, in each case, sitting in the Borough of Manhattan, The City of New York, New York (“US Courts”) under the Note Guarantee.

Judgment of a non-Indonesian court, including a judgement obtained in the US Courts, will not be enforceable by the courts in the Republic of Indonesia. A non-Indonesian judgment may, however, be given such evidentiary weight as an Indonesian court considers appropriate in its sole discretion. A claimant may be required to pursue claims in Indonesian courts on the basis of Indonesian law. Re-examination of the underlying claim de novo would be required before an Indonesian court in order to enforce the claim in the Republic of Indonesia.

SCHEDULE II

TRIGGERING EVENTS

Triggering Events

Triggering Event” means the occurrence of one or more of the following events:

(a)           the Trinseo Lead Borrower or any of its Restricted Subsidiaries shall propose to undertake, undertake steps to or consummate, in one or more related transactions, a Chewy Transaction, a J. Crew Transaction or a Serta Transaction;

(b)           the Trinseo Lead Borrower or any of its Restricted Subsidiaries shall designate any Restricted Subsidiary as an “Unrestricted Subsidiary”, or make any Investment in any Unrestricted Subsidiary (other than (i) any Investment in the Trinseo NA Finance LLC, Trinseo NA Finance SPV LLC, Altuglas LLC and Aristech Surfaces LLC and (ii) any Investment of Securitization Assets in Trinseo U.S. Receivables Company SPV LLC);

(c)            notwithstanding anything to the contrary in Section 7.13 of the OpCo Credit Agreement, the Trinseo Lead Borrower or any of its Restricted Subsidiaries shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness constituting a Junior Financing that is contractually subordinated in right of payment or in lien priority to the 2023 Incremental Term Loans, the 2023 Refinancing Term Loans or the 2025 Incremental Term Loans;

(d)            notwithstanding anything to the contrary in Section 7.03(r) or Section 7.01(w) of the OpCo Credit Agreement, any Non-Loan Party shall incur Indebtedness pursuant to Section 7.03(r) of the OpCo Credit Agreement and/or secure such Indebtedness pursuant to Section 7.01(w) of the OpCo Credit Agreement, in each case other than to finance working capital needs in such Non-Loan Party’s ordinary course of business;

(e)            notwithstanding anything to the contrary in Section 7.03(s), Section 7.03(v), Section 7.03(w) or Section 7.01 of the OpCo Credit Agreement, any Non-Loan Party shall incur Indebtedness pursuant to Section 7.03(v), Section 7.03(s) or Section 7.03(w) of the OpCo Credit Agreement and/or secure such Indebtedness pursuant to Section 7.01 of the OpCo Credit Agreement, in each case other than to finance working capital needs in such Non-Loan Party’s ordinary course of business;

(f)            any of the 2023 Refinancing Term Loans, 2023 Incremental Term Loans or 2025 Incremental Term Loans shall be assigned or transferred, in whole or in part, to an assignee without the prior written consent of the Collateral Agent (acting at the direction of the Required Holders);

(g)            an Event of Default under Section 8.01(a), (f) or (g) of the OpCo Credit Agreement shall have occurred and be continuing;

(h)            the Trinseo Lead Borrower shall repurchase, voluntarily prepay, defease or redeem the 2021 Incremental Term Loans other than with proceeds of a Permitted Refinancing;

(i)            the Trinseo Lead Borrower or any of its Restricted Subsidiaries shall enter into Permitted Securitizations the Maximum Securitization Facility Size of which exceed at any time $150,000,000 in the aggregate;

(j)            [reserved];

(k)            the proviso in the definition of “Net Proceeds”, which excludes from the requirement to prepay the Term Loans pursuant to Section 2.05(b) of the OpCo Credit Agreement the Net Proceeds of Dispositions of property or assets elected by the Trinseo Lead Borrower that do not exceed $300,000,000 in the aggregate, shall be in effect at any time after the 2021 Incremental Term Loans are no longer outstanding;

(l)            after the Issue Date, the Trinseo Lead Borrower or any Restricted Subsidiary shall incur any Indebtedness pursuant to Section 2.16 of the OpCo Credit Agreement;

(m)           the Trinseo Lead Borrower or any Restricted Subsidiary shall make a Restricted Payment (other than (i) a dividend, distribution or other payment directly or indirectly to the Lead Borrower and/or (ii) a Restricted Investment entered into for a bona fide business purpose (as determined in good faith by the Trinseo Lead Borrower) so long as such Restricted Investment is made by (x) any Trinseo Loan Party or (y) a Person that will become a Loan Party or a Trinseo Loan Party substantially concurrently with the making of such Restricted Investment) pursuant to Section 7.06(g)(y) of the OpCo Credit Agreement utilizing clause (a) of the definition of “Cumulative Credit” and not in connection with any Liability Management Transaction;

(n)           the amount of Cumulative Credit or the calculation of any Permitted Investment available at any time, in each case as a result of dividends or distributions received by the Trinseo Lead Borrower or any Restricted Subsidiary from Americas Styrenics after the Issue Date, shall be used by the Trinseo Loan Parties or any Restricted Subsidiary for any purpose other than (i) a dividend, distribution or other payment directly or indirectly to the Lead Borrower and/or (ii) an Investment entered into for a bona fide business purpose (as determined in good faith by the Trinseo Lead Borrower) so long as such Investment is (1) made by (x) any Trinseo Loan Party or (y) a Person that will become a Loan Party or a Trinseo Loan Party substantially concurrently with the making of such Investment and (2) not in connection with any Liability Management Transaction; or

(o)           the Trinseo Lead Borrower or any Subsidiary incurs any Indebtedness, makes any Investment or transfers or otherwise disposes of any asset or property in connection with any Liability Management Transaction;

provided that, the Transactions and any transaction taken in connection with or as a step to accomplish the Transactions shall not be a Triggering Event.

For purposes of this definition, the following terms shall have the meanings assigned to such terms in the OpCo Credit Agreement as of the Issue Date:

“2021 Incremental Term Loans”, “2023 Incremental Term Loans”, “2023 Refinancing Term Loans”, “2025 Incremental Term Loans” “Cumulative Credit”, “Dispositions”, “Event of Default”, “Guaranteed Obligations”, “Guarantor”, “Indebtedness”, “Investment”, “Junior Financing”, “Lien”, “Maximum Securitization Facility Size”, “Net Proceeds”, “Non-Loan Party”, “Permitted Refinancing”, “Permitted Securitizations”, “Restricted Investment”, “Restricted Payment”, “Securitization Assets”, “Superpriority Credit Agreement”, “Term Loan” and “Unrestricted Subsidiary”.

For purposes of this definition, the following terms shall have the meanings assigned to such terms in the Super HoldCo Credit Agreement as of the Issue Date:

“Restricted Subsidiary” and “Trinseo Lead Borrower”.

The Trinseo Lead Borrower agrees that if the Trinseo Lead Borrower or any Restricted Subsidiary uses either of the baskets referenced in clause (m) and (n) above to make an Investment after the Issue Date consisting of an acquisition of an asset or Person that will not become collateral under the OpCo Credit Agreement or will not become a Trinseo Loan Party under the OpCo Credit Agreement, as applicable, and the consideration for such acquisition is in excess of $10,000,000, then within a reasonable time period after the closing of such acquisition, Trinseo Lead Borrower shall provide the collateral agent under the OpCo Credit Agreement with a share pledge with respect to the acquired Person (or the Person which owns the acquired assets) to the extent that such share pledge is legally permitted by the relevant jurisdiction (including giving due consideration to financial assistance, corporate benefit, capitalization requirements and similar concepts), does not cause a material adverse tax consequence to the Trinseo Lead Borrower or any Restricted Subsidiary and is not overly burdensome, in each case as determined by the Trinseo Lead Borrower in consultation with the Holders.

It is agreed and understood that the section references contained in this definition refer to section references in the OpCo Credit Agreement as of the Issue Date and, in each case, any functional equivalents thereof from time to time.

“Chewy Transaction” means any transaction or a series of related transactions as a result of which any Guarantor (as defined in the OpCo Credit Agreement) is released from the Guaranteed Obligations (as defined in the OpCo Credit Agreement) and/or the Liens securing such Guaranteed Obligations are released, in each case, as a result of such Guarantor ceasing to be a wholly owned Subsidiary of the Trinseo Lead Borrower or another Loan Party under and as defined in the OpCo Credit Agreement or otherwise becoming an Excluded Subsidiary (as defined in the OpCo Credit Agreement), unless the transaction pursuant to which such Loan Party under and as defined in the OpCo Credit Agreement ceases to be a Subsidiary or becomes an Excluded Subsidiary (x) is permitted under the OpCo Credit Agreement (as in effect on the Issue Date), (y) arises from legitimate bona fide business transactions solely to establish one or more joint ventures with one or more unaffiliated third parties in order to undertake a commercial enterprise that is a permitted line of business (and not, for the avoidance of doubt, for the purposes of releasing guarantees or collateral under the OpCo Credit Agreement or doing so in connection with a financing or refinancing transaction) and (z) after giving effect to such transaction, one or more unaffiliated third parties shall own at least 20% of the common equity interests of such joint venture.

“J. Crew Transaction” means any transaction or a series of related transactions as a result of which any asset or group of assets that is material to the business of the Trinseo Lead Borrower and its Restricted Subsidiaries, taken as a whole, shall be owned, as of any date of designation thereof, by any Unrestricted Subsidiary or, after the date of designation thereof, transferred, assigned, contributed or exclusively licensed to any Unrestricted Subsidiary; provided that if assets material to the business of the Trinseo Lead Borrower and its Restricted Subsidiaries, taken as a whole, are transferred to an Unrestricted Subsidiary in connection with a financing provided by all or a portion of the Holders (and consented to by the Required Holders), then the transfer of assets to an Unrestricted Subsidiary shall not constitute a “J. Crew Transaction” if each then existing Holder is offered a bona fide opportunity to participate on the same terms (other than bona fide backstop, put option, arrangement or restructuring fees or premiums) as offered to all other participants (or their affiliates); provided, however, that if any such Holder does not accept an offer to participate in such transaction or series of related transactions to the extent of its pro rata share, such Holder shall be deemed to have declined such offer. Notwithstanding the foregoing a Permitted Securitization shall not be a J. Crew Transaction.

“Liability Management Transaction” means any refinancing, retirement, amendment, exchange, repurchase, defeasance, assumption (including via an asset sale) or similar transaction that results, directly or indirectly, in (x) any existing Indebtedness for borrowed money or Preferred Stock of the Trinseo Lead Borrower or any of its Subsidiaries becoming or (y) any new Indebtedness for borrowed money or Preferred Stock of the Trinseo Lead Borrower or any of its Subsidiaries being created, in each case, that is contractually, structurally or temporally senior (including as to Lien priority or additional collateral) to the 2023 Incremental Term Loans, 2023 Refinancing Term Loans or 2025 Incremental Term Loans. For the avoidance of doubt, the foregoing limitation shall not apply to (i) any refinancing, retirement, amendment, exchange, repurchase, defeasance, assumption or similar transaction with respect to any existing Indebtedness of the applicable Person(s) that is already contractually, structurally or temporally senior (including as to Lien priority or additional collateral) the 2023 Incremental Term Loans, 2023 Refinancing Term Loans or 2025 Incremental Term Loans, (ii) any Permitted Refinancing, (iii) any funded Indebtedness to finance the working capital needs of a Non-Loan Party in ordinary course of business, (iv) any purchase money or similar financings incurred in the ordinary course of business, (v) funded Indebtedness of any joint venture otherwise permitted under the OpCo Credit Agreement, (vi) obligations under the Superpriority Credit Agreement (as defined in the OpCo Credit Agreement) in a principal amount not to exceed $350,000,000 (vii) any Permitted Securitization and (viii) any refinancing, retirement, amendment, exchange, repurchase, defeasance, assumption or similar transaction with respect to any existing or new Indebtedness with respect to which each then existing Holder is offered a bona fide opportunity to participate on the same terms (other than bona fide backstop, put option, arrangement or restructuring fees or premiums) as offered to all other providers (or their affiliates); provided, however, that if any such Holder does not accept an offer to provide its pro rata share of such other Indebtedness, such Holder shall be deemed to have declined such offer.

“Serta Transaction” means any transaction or series of related transactions that results in the contractual subordination of (i) the Liens securing the Obligations under and as defined in the OpCo Credit Agreement to any Lien securing any other Indebtedness of the Trinseo Loan Parties or (ii) the right of payment of the Obligations under and as defined in the OpCo Credit Agreement to any other Indebtedness of the Trinseo Loan Parties, other than (x) in connection with any Indebtedness incurred pursuant to Section 7.03(e)(i) of the OpCo Credit Agreement in the ordinary course of business for bona fide business purposes with unaffiliated third parties and (y) other than in connection with any Indebtedness with respect to which each then existing Holder is offered a bona fide opportunity to fund or otherwise provide its pro rata share of such other Indebtedness on the same terms (other than bona fide backstop, put option, arrangement or restructuring fees or premiums) as offered to all other providers (or their affiliates) of such other Indebtedness; provided, however, that if any such Holder does not accept an offer to provide its pro rata share of such other Indebtedness, such Holder shall be deemed to have declined such offer.

“Super Holdco Side Letter” means the side letter entered into between the administrative agent under the Super HoldCo Credit Agreement and the Trustee relating to certain consent rights relating to Trinseo Luxco Finance SPV S.à r.l.’s actions as lender with respect to the 2023 Refinancing Term Loans, 2023 Incremental Term Loans and 2025 Incremental Term Loans.

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF: (I) THE ORIGINAL ISSUE DATE HEREOF, (II) THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND (III) THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A PLAN OR OTHER ENTITY SUBJECT TO PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY BY SUCH HOLDER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS, AND NONE OF THE ISSUERS OF THE SECURITIES NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A FIDUCIARY (AS DEFINED IN SECTION 3(21) OF ERISA OR SECTION 4975(e)(3) OF THE CODE, IF APPLICABLE OR WITHIN THE MEANING OF ANY APPLICABLE SIMILAR LAW) OF, NOR HAS BEEN RELIED UPON FOR ANY INVESTMENT ADVICE BY, SUCH HOLDER IN CONNECTION WITH SUCH HOLDER’S INVESTMENT IN THIS SECURITY.

THIS NOTE MAY NOT BE OFFERED OR SOLD TO THE PUBLIC IN LUXEMBOURG, DIRECTLY OR INDIRECTLY, AND NEITHER THE INDENTURE NOR ANY OTHER CIRCULAR, PROSPECTUS, FORM OF APPLICATION, ADVERTISEMENT OR OTHER MATERIAL RELATED TO SUCH OFFER MAY BE DISTRIBUTED, OR OTHERWISE BE MADE AVAILABLE IN OR FROM, OR PUBLISHED IN, LUXEMBOURG EXCEPT IF A PROSPECTUS HAS BEEN DULY APPROVED BY THE COMMISSION DE SURVEILLANCE DU SECTEUR FINANCIER IN ACCORDANCE WITH THE REGULATION (EU) 2017/1129, AS AMENDED (THE “PROSPECTUS REGULATION”) AND THE LUXEMBOURG LAW OF JULY 16, 2019 ON PROSPECTUS FOR SECURITIES (THE “PROSPECTUS LAW”) OR THE OFFER BENEFITS FROM AN EXEMPTION TO OR CONSTITUTES A TRANSACTION OTHERWISE NOT SUBJECT TO THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR THE PURPOSE OF THE PROSPECTUS REGULATION OR PROSPECTUS LAW.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUERS WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT: ATTN: TREASURER, TRINSEO, GWATTSTRASSE 15, CH-8808 PFAEFFIKON SZ, SWITZERLAND.

[Temporary Regulation S Legend, if applicable]

No. [●]	Principal Amount $[●] [as revised by the Schedule of Increases or Decreases in Global Notes attached hereto][1]
CUSIP NO.
ISIN NO.

1 Insert in Global Notes only.

TRINSEO LUXCO FINANCE SPV S.À R.L.
TRINSEO NA FINANCE SPV LLC

7.625% Second Lien Senior Secured Notes due 2029
[PIK Note]

TRINSEO LUXCO FINANCE SPV S.À R.L., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B279526 and TRINSEO NA FINANCE SPV LLC, a Delaware limited liability company (together, the “Issuers”), promise to pay to [Cede & Co.]2, or its registered assigns, the principal sum of _______________ Dollars, [as revised by the Schedule of Increases or Decreases in Global Notes attached hereto],3 on May 3, 2029.

Interest Payment Dates: February 15 and August 15, commencing on August 15, 2025

Record Dates: February 1 and August 1

Additional provisions of this Note are set forth on the other side of this Note.

2 Insert applicable text in Global Notes only.

3 Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

TRINSEO LUXCO FINANCE SPV S.À R.L.

By:
Name:
Title: Authorized Signatory

TRINSEO NA FINANCE SPV LLC

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]
TRINSEO LUXCO FINANCE SPV S.À R.L.
TRINSEO NA FINANCE SPV LLC
7.625% SECOND LIEN SENIOR SECURED NOTES DUE 2029
[PIK NOTE]

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.            Interest

TRINSEO LUXCO FINANCE SPV S.À R.L., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B279526 and TRINSEO NA FINANCE SPV LLC, a Delaware limited liability company (such companies, and their successors and assigns under the Indenture hereinafter referred to, being herein together called the “Issuers”), promise to pay interest on the principal amount of this Note at 7.625% per annum from January 17, 2025 until maturity. The Issuers will pay interest semi-annually in arrears every February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Notwithstanding the foregoing, from the Issue Date through and including the sixth Interest Payment Date following the Issue Date, the Issuers shall pay interest as follows: (a) 5.125% per annum in cash plus (b) 2.50% per annum of the stated interest either (i) by increasing the principal amount of the outstanding Notes, or (ii) issuing Additional Notes, unless the Issuers elect to instead pay such 2.50% per annum in cash. Thereafter until maturity, the entire 7.625% per annum shall be payable in cash. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be August 15, 2025. The Issuers shall pay interest on overdue principal at the rate specified herein, and they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.            Method of Payment

By no later than 10:00 a.m. (New York City time) on the Business Day on which any principal of, premium, if any, interest, if any, on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and cash interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding February 1 and August 1 at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and cash interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of cash interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and cash interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and cash interest) held by a Holder of at least $1,000,000 in aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no cash interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.            Paying Agent and Registrar

The Issuers initially appoint The Bank of New York Mellon as Paying Agent, Registrar and Transfer Agent. The Issuers may change a Paying Agent, Registrar or Transfer Agent without prior notice to the Holders. Either Issuer or any Guarantor may act as Paying Agent, Registrar or Transfer Agent.

4.            Indenture

The Issuers issued the Notes under an Indenture dated as of January 17, 2025 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors from time to time party thereto and the Trustee. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Securities Act for a statement of those terms.

The Notes are second lien obligations of the Issuers. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 7.625% Second Lien Senior Secured Notes due 2029 referred to in the Indenture. The Notes include (a) $379,494,400 aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2029, issued on the date hereof (the “Initial Notes”) and (b) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to January 17, 2025 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Notes and any Additional Notes shall be considered collectively as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Issuers determine that any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number or ISIN, as applicable.

5.            Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally Guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a second lien basis pursuant to the terms of the Indenture.

6.            Redemption

(a)            At any time prior to January 17, 2026, the Issuers may redeem the Notes in whole or in part, at their option, at a redemption price equal to 100.000% of the principal amount of such Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest to, but not including, the redemption date.

(b)            At any time and from time to time on or after January 17, 2026, the Issuers may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of the principal amount of such Notes set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on January 17 of the year indicated below:

12 Month Period Commencing January 17 in year	Percentage
2026	103.813%
2027 and thereafter	100.000%

(c)            In addition to the foregoing, the Issuers shall be required to redeem the Notes following certain events as described in Section 5.8 under the Indenture.

(d)            Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)            Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Section 5.1 through Section 5.6 of the Indenture.

7.            [Reserved]

8.            Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and in integral multiples of $1.00 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

9.            Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.            Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuers and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

11.            Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee cash in Dollars or U.S. Government Obligations for the payment of principal, premium, if any, and interest, if any, on the Notes to redemption or maturity, as the case may be.

12.            Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

13.            Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of an Issuer or certain Guarantors) occurs and is continuing, the Trustee by notice to the Issuers, or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Issuers and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium and interest and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of an Issuer or certain Guarantors occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

14.            Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuers and their Affiliates and Subsidiaries; provided, however, that if the Trustee acquires any conflicting interest within the meaning of Section 310(b) of the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

15.            No Recourse Against Others

No past, present or future director, officer, employee, incorporator or shareholder of the Issuers or any of their Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16.            Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent acting on its behalf) signs the certificate of authentication on the other side of this Note by manual or electronic signature.

17.            Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.            CUSIP and ISIN Numbers

The Issuers have caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and have directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

19.            Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE APPLICATION OF ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED (THE LUXEMBOURG COMPANIES LAW) ARE EXPRESSLY EXCLUDED. THE PROVISIONS UNDER Section 13.9 OF THE INDENTURE IN RESPECT OF SUBMISSION TO JURISDICTION SHALL APPLY TO THIS NOTE.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Trinseo LLC
Attention: Chief Legal Officer
1000 Chesterbrook Boulevard
Suite 300
Berwyn, Pennsylvania 19312

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or tax I.D. no.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuers and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuers.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuers or any Affiliate of the Issuers, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuers; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 or 2.10 of the Indenture, respectively); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers may require, prior to registering any such transfer of the Notes, in their sole discretion, such legal opinions, certifications and other information as the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE TO ADD GUARANTORS

SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [●], 20[●], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Subsidiary”), Trinseo Luxco Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B279526 (the “Company”), Trinseo NA Finance SPV LLC, a Delaware limited liability company (“Trinseo Finance” and, together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein), The Bank of New York Mellon, as Trustee and Alter Domus (US) LLC, as Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of January 17, 2025 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of $379,494,400 aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2029, issued on the date hereof (the “Initial Notes”) (the Initial Notes and any Additional Notes are collectively referred to as the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 10.1 of the Indenture, the Issuers, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Issuers, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.       Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1.       Agreement to Be Bound. [Subject to Section 2.3, the] [The] Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2.       Guarantee. [Subject to Section 2.3, the] [The] Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article XI of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1.       Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Issuers as provided in the Indenture for notices to the Issuers.

SECTION 3.2.       Mergers and Consolidation. The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than an Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.5 of the Indenture.

SECTION 3.3.       Release of Guarantee. This Guarantee shall be released in accordance with Section 11.2 of the Indenture.

SECTION 3.4.       Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5.       Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE APPLICATION OF ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED (THE LUXEMBOURG COMPANIES LAW) ARE EXPRESSLY EXCLUDED. THE PROVISIONS UNDER Section 13.9 OF THE INDENTURE IN RESPECT OF SUBMISSION TO JURISDICTION SHALL APPLY TO THIS SUPPLEMENTAL INDENTURE.

SECTION 3.6.       Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7.       Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8.       Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9.       The Trustee. The Trustee makes no representation or warranty as to the validity, adequacy or sufficiency of this Supplemental Indenture or with respect to the recitals or statements contained herein, all of which recitals are made solely by the other parties hereto, and the Trustee assumes no responsibility for their correctness.

SECTION 3.10.      Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

The exchange of copies of this Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in this Supplemental Indenture or the Note to the contrary notwithstanding, for the purposes of the transactions contemplated by this Supplemental Indenture, the Notes and any document to be signed in connection with the Indenture or the Notes (including the Notes and amendments, supplements, waivers, consents and other modifications, Officer’s Certificates, Issuer Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

SECTION 3.11.       Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

SECTION 3.12.       Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRINSEO LUXCO FINANCE SPV S.À R.L., represented

By:
Name:
	Title:	Authorized Signatory

TRINSEO NA FINANCE SPV LLC

By:
Name:
Title:

[GUARANTOR],
as a Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Trustee

By:
Name:
Title:

ALTER DOMUS (US) LLC, not in its individual capacity but solely as Collateral Agent

By:
Name:
Title: